In accordance with Rule 3.35 of the Insolvency (England and Wales) Rules 2016 Paragraph 49(4) of Schedule B1 to the Insolvency Act 1986 and regulation 9(5) of The Administration (Restrictions on Disposal etc. to Connected Persons) Regulations 2021.

AM03

Notice of administrator's proposals

Companies House

For further information, please refer to our guidance at www.gov.uk/companieshouse

1 Company details

Company number	0 8 8 1 3 7 3 0
Company name in full	Wejo Ltd

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2 Administrator's name

Full forename(s)	Andrew
Surname	Poxon

3 Administrator's address

Building name/number	Leonard Curtis
Street	Riverside House
	Irwell Street
Post town	Manchester
County/Region	
Postcode	M 3 5 E N
Country	

4 Administrator's name ❶

Full forename(s)	Hilary
Surname	Pascoe

❶ **Other administrator**
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5 Administrator's address ❷

Building name/number	Leonard Curtis
Street	Riverside House
	Irwell Street
Post town	Manchester
County/Region	
Postcode	M 3 5 E N
Country	

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AM03
Notice of Administrator's Proposals

6 Statement of proposals

☑ I attach a copy of the statement of proposals

7 Qualifying report and administrator's statement ❶

☐ I attach a copy of the qualifying report

☐ I attach a statement of disposal

❶ As required by regulation 9(5) of The Administration (Restrictions on Disposal etc. to Connected Persons) Regulations 2021)

8 Sign and date

Administrator's Signature

Signature
X [signature] X

Signature date: d0 d1 m0 m9 y2 y0 y2 y3

AM03
Notice of Administrator's Proposals

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Contact name	Sidhra Qadoos
Company name	Leonard Curtis
Address	Riverside House
	Irwell Street
	Manchester
Post town	
County/Region	
Postcode	M 3 5 E N
Country	
DX	
Telephone	0161 831 9999

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Leonard Curtis

WEJO LTD
(IN ADMINISTRATION)

Registered Number: 08813730
Court Ref: CR-2023-MAN-000819
High Court of Justice Business and Property Courts in Manchester - Company & Insolvency List (CHD)

Joint Administrators' Report and Statement of Proposals in accordance with Para 49 of Schedule B1 to the Insolvency Act 1986 and Rule 3.35 of the Insolvency (England and Wales) Rules 2016

Report date: 1 September 2023
Date report deemed to be delivered to creditors:
1 September 2023

Leonard Curtis contact details:

Riverside House, Irwell Street,
Manchester M3 5EN
Tel: 0161 831 9999 Fax: 0161 831 9090
General email: recovery@leonardcurtis.co.uk
Email for requests for a physical meeting: Manchester.meetingreq@leonardcurtis.co.uk
Ref: M/20/SQ/WB58K/1040

CONTENTS

APPENDICES

TO: THE REGISTRAR OF COMPANIES
ALL CREDITORS
ALL EMPLOYEES
ALL MEMBERS

1 INTRODUCTION

General information

1.1 I refer to the appointment of Hilary Pascoe and I as Joint Administrators ("the Joint Administrators") of Wejo Ltd ("the Company") on 10 July 2023 and now write to present the Joint Administrators' proposals ("the Proposals") (Appendix A) for the Company pursuant to the Insolvency Act 1986 ("the Act").

1.2 Para 3 of Schedule B1 to the Act requires the administrators to perform their functions with the objective of:

a) Rescuing the company as a going concern; or

b) Achieving a better result for the company's creditors as a whole than would be likely if the company were wound up (without first being in administration); or

c) Realising property in order to make a distribution to one or more secured or preferential creditors.

1.3 Para 51(1) of Schedule B1 to the Act ordinarily requires the administrators to seek a decision from the Company's creditors as to whether they approve the Proposals. However, this does not apply where the administrators state that they think:

a) That the company has sufficient property to enable each creditor of the company to be paid in full; or

b) That the company has insufficient property to enable a distribution to be made to unsecured creditors other than by virtue of a distribution of the prescribed part fund; or

c) That neither of the objectives specified in 1.2(a) and 1.2(b) above can be achieved.

1.4 I can confirm that in this case the administrators are of the opinion that the Company has insufficient property to enable a distribution to be made to unsecured creditors and accordingly neither of the objectives specified in 1.2(a) and 1.2(b) above can be achieved. Subject to a sale of the Company's assets, a dividend is however, expected to be paid to, one or both secured creditors in line with the objective set out at 1.2(c) above. As a result, there is no requirement to seek a decision from the Company's general body of creditors as to whether they approve the Proposals.

1.5 Creditors whose debts amount to at least 10% of the total debts of the Company may however request the administrators to seek a decision from the Company's creditors as to whether they approve the Proposals. Such a request must be delivered to the administrators within 8 business days of the date on which this report was delivered and comprise the following:

- A statement of the purpose of the proposed decision; and EITHER
- A statement of the requesting creditor's claim, together with:
    - A list of the creditors concurring with the request and the amount of their respective claims or values; and
    - Confirmation of concurrence from each creditor concurring. OR
- A statement of the requesting creditor's debt and that that alone is sufficient without the concurrence of other creditors.

The deemed date of delivery of this report is given on the front page of this report. Please note that security must be given for the costs of convening the requisitioned decision.

1.6 In the event that no such request is received, the Proposals will be deemed to have been approved in accordance with Rule 3.38(4) of the Insolvency (England and Wales) Rules 2016 ("the Rules"). Where this is the case, notification of the date on which the Proposals were deemed to have been approved (being 13 September 2023) will be given to creditors as soon as reasonably practicable after the expiry of the period for requisitioning a decision referred to in 1.5 above.

1.7 In accordance with rule 18.16 of the Insolvency (England and Wales) Rules 2016, the basis of the Administrators remuneration may be fixed:

a) as a percentage of the value of the property with which the Administrators have to deal; or
b) by reference to the time properly given by the Administrators and their staff in attending to matters arising in the Administration;
c) as a set amount; or
d) as a combination of any one or more of the above.

1.8 The Administrators are required to seek a decision from the Company's creditors to determine, amongst other things, the basis upon which the Joint Administrators will draw their remuneration and Category 2 expenses (including payments to associates). The Joint Administrators are not seeking a decision from creditors in respect of their remuneration at this stage. As noted within the body of the report, it has not been possible to conclude a sale of the Company's business and/or assets at this time. Therefore, the Joint Administrators intend to provide an update to creditors following successful completion of a sale and will at the same time seek creditors approval to their remuneration, being costs incurred by reference to time properly given by the Administrators and their staff in attending to matters arising in the Administration.

1.9 In the event that a sale is not achieved, the next update to creditors will be the first progress report which will cover the 6 month period from the Administrators' appointment.

2 STATUTORY INFORMATION

2.1 The Administration proceedings are under the jurisdiction of the High Court of Justice Business and Property Courts in Manchester - Company & Insolvency List (CHD) under Court reference CR-2023-MAN-000819.

2.2 During the period in which the Administration Order is in force, any act or function required or authorised to be done by the Joint Administrators may be exercised by both or either of them.

2.3 The Company's registered office was changed from Abc Building, 21-23 Quay Street, Manchester, M3 4AE, to Riverside House, Irwell Street, Manchester, M3 5EN on 24 July 2023. The registered number is 08813730. The Company traded as its registered name.

2.4 The Company operated from leasehold premises at Abc Building, 21-23 Quay Street, Manchester, M3 4AE.

2.5 The Company's directors and secretary are:

Name	Role	Date Appointed

Mina Bhama	Company secretary	29 January 2019
John Maxwell	Director	14 April 2021
Richard Barlow	Director	13 December 2013

2.6 The Company's authorised share capital is £21,651,689. The issued share capital comprises 21,650,689 Ordinary shares and 1,000 Ordinary B shares, the shares being owned as follows:

Name	Class of Share	No. of Shares	% of Total Owned
Wejo Bermuda	Ordinary	21,650,689	100
Richard Barlow	Ordinary B	1,000	-
		21,651,689	100%

2.7 According to the information registered at Companies House, the Company has the following registered charges:

Chargeholder	Date created	Description	Amount secured £	Assets Charged
Glas Americas Llc	27 February 2023	Debenture	All monies	All assets
Glas Americas Llc	16 December 2022	Debenture	All monies	All assets
Securis Investment Partners LLP	8 December 2022	Debenture	All monies	All assets

2.8 The insolvency proceedings are COMI proceedings.

3 HISTORICAL BACKGROUND AND EVENTS LEADING UP TO ADMINISTRATION

3.1 The Company was incorporated on 13 December 2013. The Company's registered office and trading address was leasehold premises at ABC Building, 21-23 Quay Street, Manchester M3 4AE.

3.2 The Company Directors are John Maxwell and Richard Barlow and the Company Secretary is Mina Bhama.

3.3 On 21 May 2021 the Company, Wejo Limited, incorporated Wejo Group Limited as a wholly owned subsidiary under the laws of Bermuda for the purpose of effectuating the Business Combination and becoming the parent company of the combined business following the consummation of the Business Combination with Virtuoso Acquisition Corp.

3.4 As a result, the Company became the wholly owned subsidiary of Wejo Bermuda Limited, which in turn was the wholly owned subsidiary of Wejo Group Limited. This Business Combination was completed on 18 November 2021, with the effect that the common stock for shares in Wejo Group Limited became publicly listed on the NASDAQ stock market.

3.5 Wejo Group Limited and its subsidiaries/associated companies are referred to as "the Group" hereon in within this report. Wejo Limited was the main trading entity of the Group albeit

certain of the Company's subsidiaries retained employees, certain vendor contracts with original equipment manufacturers ("OEMs") and/or customer contracts.

3.6 The principal activity of the Group was to develop and promote the use of cutting edge technology using big data, telematics and mobile data primarily sourced from connected vehicles. The Group sourced data directly from connected vehicles, using a growing range of sensors inside the vehicle integrated by the OEM to ascertain vehicle status, health, dynamics and location. The Group processed and standardised data points from the connected vehicles from various OEMs across multiple geographies.

3.7 The unique data set enabled the Group to deliver mobility intelligence as live streams, aggregated insights and applications. The Group's platforms securely processed, reshaped and enriched the data to accelerate the time to market for new services that improve the in-and-around car experience and provides OEM's the opportunity to create new revenue streams and facilitates an open ecosystem of services around the vehicle.

3.8 The data, insights and solutions enabled customers, including departments of transportation, retailers, construction firms and research departments, to unlock unique insights about vehicle journeys, city infrastructures, electric vehicle usage, road safety and more. Growth was driven by the expansion of the customer base particularly in the traffic management, related mapping and logistics fields of use and high customer retention rates. The Company predominantly traded in the United States of America ("USA").

3.9 The Company historically incurred operating losses from inception to date. As the Company and the wider Group obtained investment to increase the markets and customers it serves, operating losses were expected to continue until the Group reached the necessary scale to generate cash profits from its operations. The Group historically relied on private equity and debt to fund its operations. It is understood that at the start of 2022, the Group had an estimated cash burn of c$10m per month, and was working to actively reduce cash burn throughout 2022, ending the year at a c$5-6m per month cash burn that continued to decline in 2023.

3.10 The Directors of the Company approached Leonard Curtis ("LC") on 14 November 2022, and gave instruction to LC to attend the Company's weekly board meetings to provide the Directors with advice on their fiduciary duties while the Company underwent a proposed recapitalisation exercise.

3.11 During December 2022, the Group received $10m of funding from General Motors Holdings LLC ("GM") by way of a convertible loan. Security was registered by Glas Americas LLC ("Glas"), as security agent, on behalf of GM.

3.12 Glas were granted security created on 16 December 2022 and 27 February 2023 by way of debentures incorporating fixed and floating charges. The monies loaned to the Company, due under the Glas security, totalled c$13.5m which relates to the c$10m due to GM and c$3.5m loaned to the Group in February 2023 by a private investor.

3.13 On 8 December 2022 Securis Investment Partners LLP ("Securis") created security by way of an Amended and Restated Security Agreement incorporating a fixed charge in respect of a debt totalling $39m. The charge was registered at Companies House on 8 December 2022. It is understood that the funds loaned by Securis were received during 2021.

3.14 On 10 January 2023, the Group announced it had entered into a definitive business combination agreement to combine with a technologies investment trust funder ("Investor 1"). The Group announced it believed that the transaction had the ability to raise up to $100m to fund its growth initiatives and execute its strategic goals, potentially reaching cash flow breakeven by the second half of 2025 with the latest reductions. On 31 January 2023, it was

announced that Investor 1 retained approximately c$57m in its trust account after a final shareholder vote and redemption by such shareholders. It is understood that this transaction was due to complete in August 2023. The rest of the capital targeted to be raised in this initiative was from a Private Investment in Public Equity ("PIPE") that would be raised ahead of the expected closing in August 2023

3.15 During late 2022/early 2023, the Group implemented additional cost cutting measures which reduced its cash burn to c$5-6m per month in late 2022 leading into 2023. It was anticipated that the Group's cash burn would reduce to c$2-3m per month by the end of the year and it was on track to reach its goal of a break even position by the second half of 2025.

3.16 In the meantime, the Group continued to source additional short-term funding to provide bridge capital until the Investor 1 transaction was completed. As noted above, in February 2023, short term funding was received from a private investor in the sum of c$3.5m, repayable by the end of March 2023, this loan was caught under the Glas security created on 27 February 2023.

3.17 In addition to the above and in connection with the raising of PIPE capital, the Group were in negotiations with two well-known tech companies, including one that was already an investor, vendor and customer to the Group, and another tech company that was a key competitor of that company. Ultimately, a deal was struck with one of the well-known tech companies ("Investor 2") for $20m of additional equity investment. Investor 2 was not a current investor or customer, but had a modest vendor relationship with the Company; Investor 2 had a strong desire and clearly stated competitive desire to unseat its competitor in the Wejo relationship, and therefore negotiated a PIPE investment commitment and a significantly expanded commercial relationship with the first step to provide material technology services to the Company. It was anticipated that the support of Investor 2 would open further opportunity from other investors of c$40m+. On 31 March 2023 both parties entered into a Letter of Intent, which was publicly filed in the USA on Form 8-K, and a period of due diligence and commercial contract negotiations with Investor 2 commenced. Once this public announcement was made, the support that had been expressed from the other tech company was no longer available.

3.18 With Investor 2's consent, the Group informed other potential investors that Investor 2 would be its lead strategic investor. Learning how positively the news about Investor 2's investment had been received and the importance to the additional investors that Investor 2 act as lead in the equity raise, Investor 2's personnel offered to make an investment of $5m which increased to $7m investment after Investor 2's divisional CEO intervened, which ultimately led investment interest from other potential investors of c$42m.

3.19 Subsequent to Investor 2 completing its due diligence, funding documentation was agreed and signed on 16 May 2023 and held in escrow by their instructed legal team with the expectation that the transaction would be completed the same day. However, Investor 2 advised a further condition was required to its terms which had not been previously discussed or agreed as part of the formal agreement documents. The condition was that the Group was to secure an additional investor to match Investor 2's investment (up to $7m).

3.20 The change in terms put immense pressure on the Group, which was already experiencing cashflow difficulties due to its high cost base, due to the time delays encountered in being able to achieve the new terms. The Group worked hard towards meeting the additional terms imposed on it by Investor 2 and was close to achieving the additional funding. This was acknowledged verbally by one of the investors in the anticipated equity raise on 25 May 2023 in a call with Investor 2, and Investor 2 representatives stated to the investor that they would be funding their $7m investment later that day.

3.21 Late on 26 May 2023, prior to the bank holiday weekend, Investor 2 withdrew from the transaction citing something had arisen as part of its due diligence process, however, stated clearly that the issue was not connected to the Group.

3.22 As discussed above, the Group was wholly reliant upon receiving investors funds, until it reached its break even position predicted to be in late 2024/early 2025, and was reliant upon receiving the funds pledged by Investor 2 to continue trading. The Group was left with no immediate available funding to enable it to continue to trade.

3.23 Over the course of the bank holiday weekend the Group sought advice from its various legal advisors and LC in respect of the insolvency of the Company. The Group also reached out to key investors to determine if they would proceed without Investor 2's leading investment, but none of the syndicated investors would step in quickly without additional information on the reason for the change.

3.24 The Company was due to pay its monthly payroll for salaries on 31 May 2023 and as a result of not receiving the above investment, the Company was unable to make payment of the salaries and other liabilities which had fallen due. It was therefore considered that the Company was insolvent on the basis that it was unable to pay its debts as and when they fell due.

3.25 The Directors of the Company, after taking advice, resolved to place the Company into Administration and a Notice of Intention to Appoint an Administrator ("NOIA") was filed in court on 30 May 2023 ("first NOIA"). At the same time, the entire workforce were asked to stop working given that funding was not available to pay them.

3.26 The first NOIA was served on the Company's secured creditors. The Company instructed Atlas Technology Group ("ATG") to commence marketing of the Company's business and assets. ATG had made contact with 74 potential interested parties and high level information on the Company was provided to parties having signed a Non-Disclosure Agreement ("NDA"); a total of 21 NDA's were signed.

3.27 An initial deadline for offers was set for 9 June 2023. One party had verbally intimated an offer to ATG but confirmed that they were unable to work to the anticipated timescales. A further interested party ("Interested Party 1") put forward an offer in respect of certain assets and which contained certain conditions.

3.28 In parallel with the marketing process undertaken by ATG, the Company's management team explored the possibility of raising investment to purchase the business and assets of the Company.

3.29 The first NOIA expired at close of business on 12 June 2023 and, as final offers had not been received, a second NOIA was filed on 13 June 2023. Further discussions were entered into with both Interested Party 1 and the management team. Additional information was provided to Interested Party 1 and its Legal advisors with a view to receiving an unconditional offer. On 20 June 2023, Interested Party 1 provided a revised offer which was substantially lower than its original offer citing the lack of information around certain liabilities of the Company. Both LC and ATG continued discussions with this party with a view to addressing the information required for it to increase its offer. A deadline for best and final offers was set for 22 June 2023.

3.30 The management team submitted an offer, which was in excess of the first offer received from Interested Party 1, however, it was subject to receiving investment and was not capable of progressing to sale contracts at that time. At the expiry of the deadline for offers, the Administrators remained in negotiations with the two parties mentioned above, whilst also receiving new enquiries. The second NOIA expired on 26 June 2023 and a third NOIA was

filed on 27 June 2023 to allow time for the interested parties to complete their due diligence processes, get their funding in place and present their final offers.

3.31 On 10 July 2023, when the third NOIA was due to expire and in the absence of any offer progressing to the next stage, the Directors in conjunction with advice from LC, filed a Notice of Appointment of Administrators ("NOA") at the Court on 10 July 2023, appointing Andrew Poxon and Hilary Pascoe as Joint Administrators.

3.32 Andrew Poxon and Hilary Pascoe are licenced by the Institute of Chartered Accountants in England and Wales. In accordance with paragraph 100(2) of Schedule B1 of the Insolvency Act 1986, the functions of the Joint Administrators may be exercised by either both acting jointly, or alone.

3.33 Given no sale had been agreed at the time of the NOA filing, the Joint Administrators had no option but to make all, c150, UK employees redundant immediately following their appointment.

3.34 Following appointment the Joint Administrators instructed ATG to re-market the Company's business and assets for sale, and this process remains ongoing.

4 RECENT TRADING RESULTS AND CURRENT FINANCIAL POSITION

4.1 The Company's trading results for the year ended 31 December 2020, 31 December 2021, 31 December 2022 and period ended 28 February 2023 are detailed below:

	Mgmt Period ended 28/02/2023 **$'000**	Mgmt Year ended 31/12/2022 **$'000**	Draft Year ended 31/12/2021 **$'000**	Signed Year ended 31/12/2020 **$'000**
Turnover	-	170	42	15,603
Gross Profit	(313)	(19,910)	(1,295)	14,871
Administrative expenses	(6,581)	(85,208)	(117,081)	(46,006)
Other Operating Income	(1,034)	(12,598)	229	993
Operating Profit/(Loss)	(7,928)	(117,718)	(118,147)	(30,142)
Interest and charges	(417)	(5,191)	(7,038)	(2,368)
Other gains and losses	-	-	(34,428)	(31,132)
Profit/(Loss) before tax	(8,346)	(122,909)	(159,613)	(63,642)
Taxation	-	-	-	-
Other income net of taxation	(895)	11,420	2,911	(2,861)
Profit for the year	(9,241)	(111,489)	(156,702)	(66,503)

4.2 The balance sheets as at 31 December 2020, 31 December 2021, 31 December 2022 and period ending 28 February 2023 are detailed below:

	Mgmt Period ended 28/02/2023 **$'000**	Mgmt Year ended 31/12/2022 **$'000**	Draft Year ended 31/12/2021 **$'000**	Signed Year ended 31/12/2020 **$'000**
Fixed Assets				
Intangible Assets	7,205	7,325	9,380	10,936
Tangible Assets	452	473	651	320
Investments	1,298	1,288	1,377	866
Debtors	549	566	-	-
	9,504	9,654	11,408	12,122
Current Assets				
Debtors	14,286	23,850	25,853	3,902
Cash	8,165	7,714	4,881	14,105
	22,451	31,564	30,734	18,007
Creditors: Amounts Falling due within one year	(73,948)	(75,321)	(89,920)	(25,051)
Net Current Assets/(Liabilities)	(51,497)	(43,757)	(59,186)	(7,044)
Total Assets less Current Liabilities	(41,993)	(34,103)	(47,778)	5,078
Creditors: Amounts falling due after more than year	(39,222)	(38,262)	(33,706)	(58,164)
Net Assets	(81,215)	72,365	(81,484)	(53,086)
Represented by				
Called up share capital	292	292	292	154
Share Premium Account	258,890	258,890	138,283	79,235
Other Reserves	10,525	11,027	(393)	(3,998)
Profit and Loss account	(350,922)	(342,576)	(219,666)	(128,477)
Shareholders' Funds	(81,214)	(72,365)	(81,484)	53,086

4.3 The management accounts have been taken from computerised accounts and should not be taken as agreed.

Statement of Affairs

4.4 The Directors are required to lodge a statement of affairs as at 10 July 2023 which has to be filed with the Registrar of Companies. This document has not yet been received, the Company's Directors have indicated they would require assistance in complying with the request. Accordingly, the Joint Administrators have granted an extension to 31 October 2023 to allow for completion of the statement of affairs. In the meantime, an estimate of the financial position as at the date of the Joint Administrators' appointment is enclosed at Appendix B, together with a list of creditors including their names, addresses and details of their debts, including any security held.

4.5 Please note that no provision has been made in the Estimated Financial Position ("EFP") for costs and expenses of realisations, the costs of the Administration and any corporation tax which may become payable as a result of any sale. The following comments are considered to be relevant and should be borne in mind when reading the figures:

Secured Creditors

Glas Americas Llc ("Glas")

4.6 The Company granted security to Glas, as Security Agent, for the issue of various Loan Notes by the Company, by way of two Debentures, incorporating a Fixed and Floating Charges over the Company's assets, created on 16 December 2022 and 27 February 2023.

4.7 It is understood that the indebtedness due under the Glas' security, is estimated at c$15.5m which relates to c$10m loaned by GM plus a $2m default premium and c$3.5m being due to a private investor. The debt is likely to be subject to accruing interest and charges.

4.8 Until such time as an offer is received for the purchase of the business and assets of the Company, which is capable of being completed, it remains uncertain whether Glas will receive a dividend distribution. Any return to Glas will be subject to the outcome of a sale of the Company's assets validly caught under their security.

Securis Investment Partners LLP ("Securis")

4.9 The Company granted security to Securis, as Security Agent, in the form of a Security Agreement dated 8 December 2022, as security for the issue of various Loan Notes by the Company which contains fixed charges. It is understood that the funds received from Securis were received in 2021.

4.10 It is understood that Securis act as security agent on behalf of three of its own entities plus a fourth unconnected party in respect of funds loaned totalling c$39m, subject to accrued interest and charges, which was secured against specific assets of the Company relating to a Data Supply Agreement ("DSA") entered into between GM and the Company.

4.11 Until such time as an offer is received for the purchase of the business and assets of the Company, which is capable of being completed, it remains uncertain whether Securis will receive a dividend distribution. Any return to Securis will be subject to the outcome of a sale of the Company's assets validly caught under their security.

Prescribed Part

4.12 Based upon the information currently available, it is unlikely that there will be sufficient realisations in this matter to enable a prescribed part fund to be available to unsecured creditors.

Preferential Claims

4.13 The only categories of claims which have preferential status are those of employees in respect of wages and accrued holiday pay and certain pension contributions.

4.14 The Company employed c150 staff on the date of appointment. It is understood that some employees were made redundant prior to the date of Administration and were working notice periods. Certain other companies within the Group also employed staff. Employees were notified on 30 May 2023 that the Group was unable to meet the May payroll costs and were asked to stand down whilst a sale of the business was explored. As mentioned in section 3, all of the Company's staff were made redundant on 10 July 2023 following the Administrators appointment.

4.15 As discussed above, the Group announced to its employees that it was not in a position to pay wages/salaries, due for payment at the end of May, as a result of having insufficient funds. The Company's bank account was already utilising an informal overdraft which had

previously been agreed on the basis of anticipated funding being received from Investor 2 and others. However, the request for the payroll payment had already been issued to the bank and the bank had processed the payment. Upon notice of the filing of the NOIA, the bank tried to recall the payment but was unable to do so and therefore payments credited the employees bank account but were later debited by the payee bank. It is understood that the bank later reversed these debits and the employees subsequently received payment for their salaries accrued to the end of May 2023. No further payments were made to the employees in respect of wages and salaries owed by the Company.

4.16 Therefore, on appointment, the employees were owed arrears of pay from 1 June 2023 to 10 July 2023, as well as their accrued holiday entitlements and pension contributions for the payroll periods from January 2023 to 10 July 2023.

4.17 The Joint Administrators instructed Evolve IS Limited ("Evolve"), who are specialists in dealing with employee matters in an insolvency scenario, to assist in dealing with the employees claims and provide the Administrators with estimated preferential and unsecured claims. It is estimated that preferential employee claims relating to wage arrears and accrued holiday pay to be in the region of £495,895 ($635,490).

4.18 The Joint Administrators have been advised that outstanding pension contributions relate to monthly payroll periods of April 2023, May 2023, June 2023 and the 10 day period to 10 July 2023. The Joint Administrators have been provided with a schedule of pension contributions totalling £582,504 ($746,480) which relates to the period from January 2023. This figure has been included in the EFP for illustration purposes and should not be considered agreed. Evolve have been instructed to liaise with the Company pension provider, Aviva, to confirm the level of arrears outstanding and submit the relevant claims, on behalf of the employees, to the RPS. Creditors will be advised in future reports of the total sum claimed in respect of the pension contribution arrears.

4.19 Based on current indications, we do not anticipate that there will be sufficient realisations to facilitate a distribution to preferential creditors.

Secondary Preferential Creditors

4.20 With respect to insolvencies commencing on or after 1 December 2020, HMRC will rank ahead of floating charge holders and unsecured creditors in respect of certain unpaid taxes that the relevant company collects on behalf of HMRC. These taxes are known as Priority Taxes and include:

- VAT;
- PAYE (including student loan repayments);
- Construction Industry Scheme deductions; and
- Employees' NI contributions.

4.21 The Company has received correspondence from HMRC which details a sum of £1,955,119 ($2,505,485) being due and outstanding in respect of various tax liabilities. It is anticipated that the figure stated is based upon an estimate and the Joint Administrators will liaise with HMRC to seek confirmation as to how the claim is calculated. The claim obtained from HMRC will determine the level of Secondary Preferential claims. For illustrative purposes, it is anticipated that 25% of the sums due in respect of PAYE, employee's and employer's NI contributions will relate to employer's NI contributions and will rank as unsecured. The remaining sums due will rank as Secondary Preferential.

4.22 Based on current indications, we do not anticipate that there will be sufficient realisations to facilitate a distribution to secondary preferential creditors.

Unsecured Claims

4.23 Due to the significant level of the Company's overall liabilities, in particular its secured debts, it is considered unlikely that there will be funds available to enable any form of distribution to unsecured creditors. Creditors should however continue to submit details of their claims using the proof of debt form attached at Appendix I. These claims will be collated and passed to any subsequently appointed Liquidator, should the position change.

Receipts and Payments

4.24 A receipts and payments account for the period of Administration to date is enclosed at Appendix C.

5 EVENTS FOLLOWING THE JOINT ADMINISTRATORS' APPOINTMENT

5.1 As noted in Section 3 of this report, immediately following the appointment of the Joint Administrators a town hall call was arranged with the Company's workforce. As a result of there being no immediate available funds to pay ongoing wages, the employees were given notice of their redundancy with immediate effect. The employees were advised that discussions were ongoing with potential interested parties but as at that stage no firm offer, capable of being accepted, had been received.

5.2 The Joint Administrators instructed Evolve to assist the employees with making their respective claims from the Redundancy Payments Service ("RPS"). The Joint Administrators also instructed the Company's payroll consultant to provide payroll information required to be shared with the RPS and to produce P45/P60's for the employees.

5.3 In addition, the Administrators set up a specific email address for employees to mail any queries they had regarding the redundancy and the ongoing strategy for the Administration. The Joint Administrators addressed those queries with a Q&A fact sheet sent electronically and shared the information with all employees who had provided their personal email addresses.

5.4 The Joint Administrators completed their statutory duties in respect of contacting all relevant parties to confirm details of their appointment, including the Company's Secured Creditors.

5.5 Following their appointment the Joint Administrators contacted both interested parties (Interested Party 1 and the management team) to advise of their appointment. The Joint Administrators also contacted ATG, who had previously been appointed by the Company to undertake a Mergers and Acquisition exercise to identify a potential purchaser for the business and assets, to formally instruct ATG to re-approach all potential interested parties, c70 in total, and notify them of the Administrators' appointment.

5.6 A formal letter of instruction was circulated to ATG on 12 July 2023 which was duly signed and returned.

5.7 In the days following appointment the Joint Administrators held discussions directly with the management team and their investors and held discussions with Interested Party 1's UK instructed solicitors, as well as ATG.

5.8 The management team's investors explained the situation around the funding and the delay in providing the requisite funds agreed with management. We were advised that the release of funds were subject to legal constraints; however, we are unable to provide further information in this regard other than the investors expected to be in a position imminently to fund the amounts agreed with management.

5.9 ATG re-commenced discussions with Interested Party 1, who requested additional financial information which was addressed, where appropriate. ATG was instructed to set a deadline for offers of 21 July 2023.

5.10 The Joint Administrators were approached by a number of potential interested parties and their contact details were shared with ATG to make contact with them.

5.11 A number of key suppliers had contacted the Company/the Administrators who retain/supply data services. The Joint Administrators instructed their legal advisors, Leonard Curtis Legal Limited ("LC Legal"), to respond to the queries on their behalf. The suppliers were advised of the moratorium provided by the Administration Order and that deletion of any data would adversely affect the prospects of a sale of the business/assets. Numerous calls were held with employees assisting the Wejo Group to understand the implications of any actions taken by the key suppliers.

5.12 Interested Party 1 had intimated in their prior offers, that the offer was subject to entering into a new DSA with the largest OEM data supplier. As a result, their legal advisors approached the Administrators to seek agreement for Interested Party 1 to have a direct discussion with the largest OEM data supplier prior to submitting a further offer. The Joint Administrators agreed to put this forward however, the largest OEM data supplier declined to enter discussions at that stage until such time as a revised offer was received. In addition, Interested Party 1 also requested access to customer contracts which were held in a subsidiary company and release of this information was subject to the agreement of the management responsible for those companies.

5.13 ATG continued discussions directly with representatives of Interested Party 1 who advised a verbal offer in line with their first offer put forward prior to the Joint Administrators' appointment. However, it was reiterated that Interested Party 1 was not in a position to formalise their offer without having direct discussions with the largest OEM data supplier in respect of commercial terms going forward.

5.14 On 21 July 2023, the Joint Administrators held discussions specifically with the largest OEM data supplier, in respect of the queries raised and request for a call by Interested Party 1. However, the largest OEM data supplier declined to have a call with Interested Party 1 until such time their offer was formalised and only if the offer was sufficient to repay its indebtedness in full including charges applied plus outstanding receivables of c$4m. The Joint Administrators reiterated this information to both the legal advisors acting for Interested Party 1 and ATG who liaised directly with its representatives.

5.15 In the meantime, the Joint Administrators continued to liaise with the management team and their investors.

5.16 In the interim, the Joint Administrators continued to provide updates on the progress of the interested parties to both Glas, GM and Securis.

5.17 On 24 July 2023, further discussions were entered into between the Administrators and the largest OEM data supplier in respect of the progress of managements offer/obtaining funding and the request from Interested Party 1 to have a direct discussion. The largest OEM data supplier advised that they were having internal meetings to discuss the position and would revert in a few days' time. The Administrators advised the largest OEM data supplier that there was a risk that Interested Party 1 would decline to make a formal offer, unless they were able to have direct discussions.

5.18 On 26 July 2023, the largest OEM data supplier confirmed that they would agree to have a call with Interested Party 1 and a call was subsequently arranged for late Friday (UK time)

on 28 July 2023 for the purposes of discussing any commercial aspects of an agreement. The call was also attended by ATG and one of the Administrators / LC staff.

5.19 The Joint Administrators continued to have regular discussions with the management team and their investors in respect of the progress made with court and potential timing of the release of funds. Although the investors have implied potential time frames to release funds, on several occasions, the Joint Administrators were advised of various issues which required to be addressed prior to funds being provided.

5.20 Discussions have continued between Interested Party 1 and the largest OEM data supplier in respect of reaching consensual agreement to potential terms. It is understood that discussions are likely to continue over the coming weeks to enable a transaction to be completed. ATG have advised of an intimated, verbal, offer from Interested Party 1. We understand that the largest OEM data supplier are agreeable in principal to the proposed terms. However, as yet the Joint Administrators are unable to review the offer until such time as this has been provided in written format along with proof of funds. ATG have advised that they expect Interested Party 1 to be in a position to submit their formal offer imminently, following reaching agreement with the largest OEM data supplier in respect of the commercial terms.

5.21 The Joint Administrators will also closely monitor any progress made with the management team's offer/funding as well as any potential offer from Interested Party 1. An update will be provided in the Administrators' next report should a sale successfully be completed.

5.22 Upon receipt of an offer, capable of acceptance, the Joint Administrators will liaise with the appropriate Secured Creditors to seek their approval. It is understood that either offer will likely relate to the purchase of the Company's intellectual property and therefore this asset category will be caught under fixed charge security.

Intellectual Property

5.23 The Company's main asset, and of interest to the interested parties, is Intellectual Property relating to the Company's Information Technology Infrastructure, data capture and processing of data to provide comprehensive and diverse insights to customers.

5.24 The Company utilises data agreements with Automotive Manufacturers which allows for the inflow and outflow of data under the terms of a data supply agreement which allows the Company to take in data from OEM's and standardise the information it collects so it can be used across a wide variety of use cases. The Company operates numerous technology related platforms designed to analyse and process connected vehicle data to provide maximum value of the data for the end user, generate insights regarding journeys from billions of raw data to give the end user greater decision making capabilities and explore /analyse vehicle data to optimise research and provide a more cost effective solution for its users, removing the cost of expensive infrastructure.

5.25 The Company has c90 registered trademarks in numerous international jurisdictions and has c.31 trademarks pending. The Company also has c60 published patents that are either issued, expired or pending and c30 which are unpublished patents. In addition, the Company has c100 domain names.

5.26 Prior to their appointment the Joint Administrators instructed Hilco Valuation Services, who are specialised in valuing these types of assets. The Joint Administrators have not disclosed the valuation obtained in order not to prejudice the potential value obtained by way of a sale of these assets.

IT Equipment, Fixtures and Fittings

5.27 The Company's tangible assets comprise of computer and IT equipment as well as fixtures and fittings hosted at the Company's trading premises at ABC Building. 21-23 Quay Street, Manchester M3 4AE. The Company's management accounts for the period to 28 February 2023 indicate a book value of c.£452k. The majority of the Company's workforce was home working following the Covid-19 pandemic, and the Joint Administrators understand that the majority of IT equipment was on person and located at employee residential addresses.

5.28 It is understood that the Company also occupied a licenced storage unit where further IT equipment was hosted. Following their appointment, the Joint Administrators instructed Cerberus Asset Management ("CAM") to undertake a review of the Company's physical assets held at the trading premises and storage unit and arrange for uplift and disposal of the same.

5.29 CAM advise that uplifted assets will be disposed via auction, and advise an estimated to realise value for these assets in the region of £12,000 to £15,000. An update on realisations in this respect will be provided to creditors in future reports.

Cash at Bank

5.30 The Company operated bank facilities with HSBC Bank PLC ("HSBC"). As discussed at 4.15 of this report, the Company's account was overdrawn at the time of the filing of the first NOIA, and this position remained at the date of appointment. Correspondence received from HSBC confirms the account to be overdrawn by £593,753. Therefore, HSBC will be an unsecured creditor of the Company in respect of this sum.

Director's Loan Account ("DLA")

5.31 A trial balance provided to the Administrators, as at 30 April 2023 records that there is a receivable DLA position in the sum of $244,415. The Group consolidated position shows an offset amount payable by one of the other group companies leaving a net receivable amount of $9,415 which we understand represents the exchange rate difference. The Directors have advised that the current position is a creditor balance of $115,354, loaned by the Directors to the Company. The creditor balance has not been included in the Estimated Financial Position at Appendix B, however, the Joint Administrators will investigate this matter fully and will provide an update to the creditors in future reports.

Debtors

5.32 It is assumed that the book value of $14,835,976, as at February 2023, relates to prepayments and intercompany debtors from other Wejo companies. It remains uncertain whether any recovery, in respect of group intercompany balances, will be recoverable. The Joint Administrators will review the prepayments and intercompany balances due as part of their statutory investigations.

Leasehold / Trading Premises

5.33 The Company vacated the premises at Abc Building, 21-23 Quay Street, Manchester, M3 4AE prior to the appointment of the Joint Administrators. Following their appointment, the Joint Administrators received copies of correspondence issued to the Company from the Company's landlord in respect of a break notice served by the Company on the Landlord dated 23 December 2022 with regard to a break date of 20 June 2023. The Landlord confirmed that the break option was conditional to the Tenant not being in arrears of payment, however the company was in rent arrears of £231,347. Given the Administration, the Landlord terminated the lease on 29 June 2023.

5.34 The Joint Administrators do not require the continued use of the premises to achieve the purpose of the Administration and will not occupy the premises during the Administration.

Professional Advisors ("PA") and / or Subcontractors ("S") used

5.35 On this assignment the Joint Administrators have or are proposing to use the advisors detailed below.

Name of Party	PA / S	Service Provided	Basis of Fees
Leonard Curtis Legal ("LC Legal")	PA	Legal advice	Time costs
Cerberus Asset Management ("CAM")	PA	Tangible asset valuation advice	Time costs
Hilco Streambank ("Hilco")	PA	Intangible asset valuation advice	Time costs
Evolve IS Limited ("Evolve")	S	Handling of employee claims	Time costs
Atlas Technology Group LLC ("ATG")	S	Mergers & Acquisition business running marketing campaign	% based upon realisations achieved or minimum Fixed fee
Consultium Property Limited ("CAPA")	S	Property audit to identify nondomestic rates refund	25% of realisations
Prism 339 Ltd ("Prism")	S	Investigation assistance	Fixed fee of £200
Raegan Spencer Consultant	S	Payroll advice and P45 preparation	Fixed Fee
Employee 'Deal Team'	S	Assisting with providing key information to interested parties	Ratchet based upon quantum of sale value, times a number of months salary for each relevant employee.

LC Legal

5.36 LC Legal were instructed to assist the Joint Administrators with the following:

- To prepare NOIA (x3) and the relevant ancillary documents;
- Advice on the appointment process including service requirements outside of the jurisdiction;
- Preparing consents to act and appointment documentation;
- Legal advice with regards to the appointment of the Joint Administrators;
- Review of various securities and ancillary documentation;
- Advice in relation to the Company's security position;

- Acting on behalf of the Joint Administrators in discussions with the secured creditors;
- Advice in relation to other creditors and suppliers;
- Attending meetings with various legal advisors and the Company;
- Preparation of sale documentation and data rooms during the first marketing period;
- General legal advice with regards to the Joint Administrators obligations;

5.37 The Joint Administrators have agreed that LC Legal's pre-appointment fees was based on time costs incurred. LC Legal have pre-appointment costs of £95,948 based on 244.4 hours at an average hourly charge out rate of £391.97 per hour plus disbursements of £150. LC Legal's post-appointment time costs to 25 August 2023 are £26,440. LC Legal estimate future costs in the region of £50,000, which includes anticipated time costs relating to the sale of business and associated legal matters.

5.38 LC Legal have been instructed due to their significant experience in dealing with insolvency matters and having staff available with the appropriate skillset required to assist the Joint Administrators with this matter. The fee proposed is considered to be fair and reasonable based on the level of time that will be spent in assisting the Joint Administrators with this matter, the speed and efficiency with which LC Legal will be able to provide their services and the competitive rates agreed with LC Legal which are commensurate with other providers of legal services.

CAM

5.39 CAM has extensive sector specific product knowledge and experience in managing asset sales. CAM has a longstanding history of assisting insolvency practices with business and asset sales. They are supported by a team of RICS registered professionals who also specialise in security, removal, and disposal of assets. CAM were instructed to provide an assessment of the Company's physical assets.

5.40 Given the Joint Administrators do not have the necessary expertise and independence in valuing assets prior to sale, this was necessary in the realisation of assets. Hilco were instructed prior to the Administrators' appointment on the basis that a pre-packaged sale was being explored. To date, CAM have incurred pre-appointment time costs of £1,000 plus VAT and this is considered fair and reasonable considering the services provided. CAM will incur further costs when uplifting and disposing of the Company's assets via auction. CAM costs in respect of this instruction have been agreed on a percentage of realisations basis. CAM anticipate future asset disposal costs to be in the region of £5,000 plus VAT.

Hilco

5.41 Hilco were instructed, prior to the appointment, to provide the Joint Administrators with a valuation and assessment of the Company's intangible assets. Hilco's RICS registered valuers specialize in providing valuation advice in relation to intellectual property and has extensive experience in providing valuation advice.

5.42 Given the Joint Administrators do not have the necessary expertise and independence in valuing assets prior to sale, this was necessary in the realisation of assets. We believe that the time costs of £25,000 plus VAT is fair and reasonable considering the services provided.

Evolve

5.43 Evolve provide Employment Rights Act services to the Insolvency Sector. Evolve were instructed to assist in handling the relevant employees' claims to the Redundancy Payments Office. Evolve were also instructed to assist in handling the relevant employees' pension claims to the RPO and are currently liaising with the Company's pension provider to establish the level of pension contribution arrears.

5.44 This work has been subcontracted by the Joint Administrators as the extensive specialist knowledge Evolve have acquired over many years has allowed them to put effective systems in place to ensure claims are dealt with as quickly as possible.

5.45 We believe that a fixed fee of £6,100 plus VAT in respect of the employee claims and £2,900 plus VAT for the pension work is fair and reasonable in light of the services provided by Evolve and will mitigate any time costs incurred by the Joint Administrators. It is considered that should the Joint Administrators staff complete the work required by Evolve then the time costs incurred would be significantly higher.

Atlas Technology Group ("ATG")

5.46 ATG provides independent Mergers & Acquisitions advice to Software companies and Software Private Equity Firms. ATG advise on a full range of strategic transactions including mergers, private placements, sell-side advisory, buy-side advisory, leveraged buy outs etc. The Company had previously engaged ATG to assist with the marketing of the business for sale. Based upon ATG's integral involvement with identifying potential interested parties, the Joint Administrators instructed their services following the Joint Administrators appointment.

5.47 ATG has been in contact with in excess of 70 interested parties and have had numerous discussions/meetings and sale negotiations.

Raegan Spencer Consultant ("Payroll Agent")

5.48 The Company's payroll agent was instructed by the Joint Administrators to assist with preparing P45's for the employees and to provide copies of payroll records required to assist Evolve in preparing employee claims. The payroll agent has confirmed costs of £1,611.25 plus VAT. The fee was considered to be fair and reasonable. The Administrators staff would unlikely be able to complete this work without incurring significant cost in uplifting the required information.

CAPA

5.49 CAPA forensically analyses and interrogates property outgoings and accounts payable data to highlight potential errors which may result from the Local Authority in relation to non-domestic business rates. CAPA has a number of years' experience concluding property audits for Insolvency Practitioners. CAPA has been instructed to perform a property audit and investigation into refunds from payments of non-domestic business rates in relation to the trading premises.

5.50 We believe that the fixed fee of 25% of any realisations is fair and reasonable considering the services provided by CAPA and will mitigate any time costs incurred by the Joint Administrators. It is considered that if the Joint Administrators staff complete the work, then the time costs incurred would be significantly higher.

Prism

5.51 Prism is a data analysis company which produces comprehensive reports of the Company's bank statements. Prism's fee of £200 plus VAT is considered fair and reasonable and will mitigate time costs incurred by the Joint Administrators. It is considered that if the Joint Administrators staff complete the work, then the time costs incurred would be significantly higher.

5.52 Details of this firm's policy regarding the use of associates, choice of advisors and the basis for their fees are given in Appendix H.

6 ACHIEVING THE PURPOSE OF ADMINISTRATION

6.1 The Joint Administrators must perform their functions with the purpose of achieving one of the following objectives:

(a) rescuing the Company as a going concern, or (if this cannot be achieved);

(b) achieving a better result for the Company's creditors as a whole than would be likely if the Company were wound up (without first being in administration), or (if (a) and (b) cannot be achieved);

(c) realising property in order to make a distribution to one or more secured or preferential creditors.

6.2 The first objective is not considered to be capable of being achieved given the extent of historic liabilities.

6.3 The second objective is to achieve a better result for the Company's creditors as a whole than would be likely if the Company were to be wound up (without first being in Administration). In the opinion of the Joint Administrators, this objective is unlikely to be achieved as there is no prospect of a dividend being available to unsecured creditors.

6.4 The third objective is to realise property in order to make a distribution to secured and / or preferential creditors. The third objective is likely to be achieved in this case by way of a distribution to one or both secured creditors, depending upon the assets sold and the security to which the assets fall. It is anticipated that the sale of assets will mainly comprise of Intellectual Property which ranks as a fixed charge asset. The quantum of any such distribution is unknown at this stage. It is uncertain at this time if there will be sufficient realisations to enable to a distribution to be paid to the preferential creditors.

7 **JOINT ADMINISTRATORS' PRO**POSALS AND EXIT ROUTE

7.1 The Joint Administrators' Proposals for achieving the objective of Administration are attached at Appendix A.

7.2 Ordinarily the Joint Administrators would seek a decision from the Company's creditors as to whether they approve the Proposals. However, in this case, as there is little likelihood of a dividend being available for unsecured creditors and the Joint Administrators anticipate achieving the third objective as set out at section 6.4 above, there is no requirement to seek such a decision from creditors.

7.3 Creditors whose debts amount to at least 10% of the total debts of the Company may however request the administrators to seek a decision from the Company's creditors as to whether they approve the Proposals. Such a request must be delivered to the Administrators within 8 business days of the date on which this report was delivered. The deemed date of delivery of this report is given on the front page of this report. Please note that security must be given for the costs of convening the requisitioned decision.

7.4 If such a decision is requisitioned, creditors will again be invited to consider the appointment of a creditors' committee and to vote on the Joint Administrators' Proposals as set out at Appendix A.

7.5 In the event that no such request is received, the Proposals will be deemed to have been approved in accordance with Rule 3.38(4) of the Insolvency (England and Wales) Rules 2016 ("the Rules"). Where this is the case, notification of the date on which the Proposals were

deemed to have been approved will be given to creditors as soon as reasonably practicable after the expiry of the period for requisitioning a decision referred to in 1.5 above.

7.6 Once approved, the affairs of the Company will be managed in accordance with the Proposals and financed out of asset realisations.

7.7 Once the Administration has been finalised, and if there are insufficient funds available to allow a distribution to unsecured creditors, the Joint Administrators will file a Notice with the Registrar of Companies that the Company be dissolved. Alternatively, if there are assets still to be realised or investigations concluded but there will be no return to unsecured creditors, the Company may be placed into Compulsory Liquidation.

8 EXTENSION OF ADMINISTRATION

8.1 The appointment of administrators ordinarily ceases to have effect at the end of the period of one year from the date of their appointment.

8.2 In certain circumstances it may be necessary to extend the Administrators' term of office. In the circumstances of this case, this may be done for a specified period not exceeding twelve months with the consent of:

- each secured creditor of the Company; and
- if the company has unsecured debts, the unsecured creditors of the Company.

8.3 We do not currently believe that an extension to the administration will be necessary in this case.

9 PRE-ADMINISTRATION COSTS

9.1 Pre-administration costs are defined as:

- Fees charged; and
- Expenses incurred

by the Administrator, or another person qualified to act as an insolvency practitioner before the Company entered Administration (but with a view to its doing so). "Unpaid pre-administration costs" are pre-administration costs which had not been paid when the Company entered Administration.

9.2 Time charged and expenses incurred by the Joint Administrators and their agents and solicitors in the period prior to their appointment are summarised below:

Charged by	Services provided	Total amount charged £	Amount paid £	Who payments made by	Amount unpaid £
Leonard Curtis	Advice to the Company regarding the administration strategy; producing an estimated outcome statement to determine whether an administration purpose could be	239,703.20	Nil	N/a	239,703.20

	achieved; attending daily meetings with management in the period leading up to Administration to provide advice to the board with regards to ongoing strategy; attending daily townhall calls hosted by management for the purpose of providing employees with updates; liaising with management to obtain company information required to assist with appointment matters; liaising with the Company's instructed M&A advisors with regards the marketing process and prospective purchasers; and liaising with Company Directors in respect of the swearing of the three NOI's and the NOA.				
CAM	Attendance at the Company's offices and storage location to undertake a review of the Company's physical assets.	1,000.00	Nil	N/a	1,000.00
LC Legal	Initial advice in respect of appointment, attending daily calls with management and the proposed Administrators in respect of the Administration strategy; review of the Company's secured creditor position; attendance on calls with prospective purchasers and their legal representatives and providing general legal advice in the lead up to appointment.	95,948.00	Nil	N/a	95,948.00
Hilco	Full assessment and preparation of a valuation report in	25,000.00	Nil	N/a	25,000.00

respect of the Company's intangible assets, including intellectual property.				
	361,651.20	Nil	N/a	361,651.20

9.3 Enclosed at Appendix D is an analysis of the Joint Administrators' pre-administration costs. The analysis shows that total pre-administration time costs of £239,703.20, have been incurred which represents 369.4 hours at a rate of £648.90.

Work Undertaken by LC

9.4 In the period prior to Administration, LC provided insolvency advice to the Company and carried out an assessment of its financial position with a view to establishing the appropriate insolvency procedure for the Company.

9.5 The Joint Administrators evaluated the Company's financial position and advised that the Company was insolvent as it was unable to pay its liabilities as and when they fell due. Subsequently it was advised that Administration was the most suitable form of insolvency procedure and the Joint Administrators assisted with formulating an administration strategy.

9.6 The work undertaken included but was not limited to:

- Obtaining the Company's available financial information;
- Conducting a search for the Company's information available at Companies House;
- Opening and setting up the case file;
- Liaising with interested parties and relevant queries;
- Attending daily calls with the Company's management team;
- Dealing with pre appointment formalities;
- Preparing an estimated outcome statement and comparative estimated outcome statement to present to the Company's chargeholders;
- Attending daily calls with the Company's employees to provide updates on the position;
- Liaising with the Company's instructed M&A practice in respect of their marketing campaign and interest generated, attending daily calls to discuss interested party updates;
- Liaising with the Company in respect of setting up data rooms for instructed agents and to host marketing data;
- Numerous strategy calls with instructed solicitors and the Company's management team to ensure the Administration objective remained achievable;
- Liaising with the Company's bankers in respect of salary payments;
- Numerous calls with the Secured Creditors and their advisors in respect of the progress of the M&A and potential outcome of the intimated offers.

Work Undertaken by LC Legal

9.7 The work undertaken by LC Legal included but was not limited to:

- Attending daily calls with the Company's management team and the proposed Administrators;
- Liaising with the Company's secured creditors, where relevant, and their legal representatives in respect of the Administration strategy;
- Liaising with the management team to obtain information in respect of the Company's registered charges and security;

- Undertaking a review of the Company's security position and assessing the validity of charges registered;
- Preparing and filing the NOIA on 30 May 2023, serving the sealed NOIA on the Company and its secured creditors;
- Preparing and filing the NOIA on 13 June 2023, serving the sealed NOIA on the Company and its secured creditors;
- Preparing and filing the NOIA on 27 June 2023, serving the sealed NOIA on the Company and its secured creditors;
- Preparing Board Minutes for each of the NOIA's filed.
- Liaising with the Company's instructed M&A practice in respect of their marketing campaign and interest generated, attending daily calls to discuss interested party updates;
- Liaising with the Company in respect of setting up data rooms for instructed agents and to host marketing data;
- Review of the data provided in the data rooms and sales documentation prepared in anticipation of progressing offers received as a result of the first marketing period;
- Drafting the NOA and filing of the same in the High Court of Justice Business and Property Courts in Manchester - Company & Insolvency List (CHD) under the court reference CR-2023-MAN-000819; and
- Completing service of the NOA on the Company and its secured creditors.

9.8 The above work undertaken by LC ensured that the Administration could take place and ensure the strategy remained achievable. It was necessary for a solicitor to be appointed to draft the appointment documents and provide legal advice in respect of the appointment and in relation to the Company's assets. LC Legal have also assisted in communications with the Company's stakeholders at various pre-appointment stages. LC Legal have incurred disbursements of £150 in respect of Court Fees.

Work Undertaken by CAM

9.9 The work undertaken by CAM included but was not limited to:

- Liaising with the Company's Landlord to obtain access to the Company's previous trading premises;
- Attending the Company's trading premises and storage unit to undertake a review of the Company's physical assets; and
- Making arrangements for the uplift of physical assets following appointment of the Joint Administrators.

9.10 The above work undertaken by CAM ensured that the Administration purpose could be achieved.

Work Undertaken by Hilco

9.11 The work undertaken by Hilco included but was not limited to:

- Obtain details of the Company's intangible assets; and
- Review of the intangible assets and preparing a valuation report for the Joint Administrators.

9.12 The work undertaken by Hilco was deemed to be necessary to assist with the Administration strategy and ensure the strategy remained achievable.

Work Undertaken by Employee Deal Team

9.13 The Joint Administrators have agreed to pay a small number of employees for assisting with, obtaining and collating information required by interested parties. This agreement is subject to the quantum received in respect of third party sale and is calculated on a ratchet basis and multiple of their monthly salary. Without entering into such an agreement it was highly likely that the information required would not have been made available in any meaningful format. The services provided by these employees have been key to discussions with third party interested parties.

9.14 The payment of unpaid pre-administration costs (set out above) as an expense of the Administration is subject to the approval of the appropriate class of creditors, separately to the approval of the Administrators' Proposals. As detailed at section 1.8 of this report, the Joint Administrators are not seeking a decision of creditors in respect of costs and expenses of the Administration at this time. This approval will be the responsibility of the Creditors' Committee if one is appointed or alternatively will be by a decision of the general body of creditors at the relevant time.

10 JOINT ADMINISTRATORS' REMUNERATION AND EXPENSES

General

10.1 The basis of the Joint Administrators' remuneration may be fixed either as a percentage of the value with which they have to deal ('a percentage basis'), as a set amount, or by reference to the time properly given by the Joint Administrators and their staff in attending to matters. A combination of these bases may be fixed, with different bases being fixed in respect of different things done by the Joint Administrators. Additionally, where a percentage basis is fixed, different percentages may be fixed in respect of different things done by the Joint Administrators.

Approval by appropriate body

10.2 The Joint Administrators are of the opinion that the Company may have sufficient property to enable a distribution to be made to the secured creditors as detailed at Section 1.3 of this report. In such circumstances, it is for the Creditors' Committee to determine the basis of remuneration. If there is no Committee, or if the Committee fail to make the requisite determination, then the basis of remuneration must be fixed by a decision of the creditors.

10.3 As set out earlier at Section 1.8 of this report, the Joint Administrators do not intend to seek a decision from creditors regarding the agreement of the basis of their remuneration at this stage. No fees can be drawn by the Joint Administrators until such approval is sought and obtained.

10.4 It is anticipated the Joint Administrators will seek approval that their remuneration be fixed based on time properly given by the Joint Administrators and their staff in attending to matters arising in the Administration via a decision of the creditors in due course.

Information to be given to creditors

10.5 Time costs of £205,413.60 have been incurred to 25 August 2023, which represents 408 hours at an average hourly rate of £503.46 and time costs will continue to be incurred prior to the seeking of fee approval. Time has been spent on matters such as, instructing agents and solicitors, dealing with employee queries and claims, marketing the Company's assets for sale, liaising and negotiating with interested parties, liaising with secured creditors in respect of their debts, advising on complex issues surrounding the Company's assets and

dealing with post-appointment statutory matters. The Joint Administrators will continue to incur costs as the matter progresses, which will be paid once fee approval has been obtained.

10.6 As advised above, the Joint Administrators anticipate seeking the creditors' agreement to their remuneration being fixed by reference to the time properly given by them and their staff in attending to matters in due course. Prior to seeking approval on this basis, the Joint Administrators are required to provide all known creditors with an estimate of their Fees and details of the expenses that they consider will be, or are likely to be, incurred during the administration ("Statement of Likely Expenses") which has been included in this report. A Fees Estimate will be circulated when the Joint Administrators seek to agree the basis of their remuneration.

10.7 Details of the firm's charge-out rates and policy regarding the recharge of expenses, staff allocation, support staff and the use of subcontractors are attached at Appendix H. Please be aware that the firm's charge out rates have been amended with effect from 1 March 2021.

10.8 Further guidance may be found in "Administration: A Guide for Creditors on Insolvency Practitioner Fees" (Version 1 – April 2021) which may be downloaded using the following link:

https://www.r3.org.uk/technical-library/england-wales/technical-guidance/fees/.

If you would prefer this to be sent to you in hard copy please email recovery@leonardcurtis.co.uk or contact Sidhra Qadoos of this office on 0161 831 9999.

Statement of Likely Expenses

10.9 The Joint Administrators' Statement of Likely Expenses is set out for creditor information at Appendix F. To assist creditors' understanding of this information of this information, it has been separated into the following categories:

(i) Standard Expenses: this category includes expenses payable by virtue of the nature of the Administration process and / or payable in order to comply with legal or regulatory requirements.

(ii) Case Specific Expenses: this category includes expenses likely to be payable by the Joint Administrators in carrying out their duties in dealing with issues arising in this particular case. Also included within this category are costs that are directly referable to the administration but are not paid to an independent third party (and which may include an element of allocated costs). These are known as "Category 2 expenses" and they may not be drawn without the approval of the creditors in the same way as fees and creditors will be contacted directly in this respect. The basis of the calculation of their recharge is detailed in Appendix H.

10.10 The Joint Administrators are also required to disclose to those responsible for approving our remuneration whether any payments we intend to make from an insolvency estate are to associates of Leonard Curtis. Payments to associates are subject to the same level of approval as the office holder's fees and category 2 expenses. Details of this firm's policy regarding the use of associates and the level of their fees is given in Appendix H.

Further Updates

10.11 The Joint Administrators will provide creditors with an indication of whether the expenditure detailed in the Statement of Likely Expenses has been or is likely to be exceeded and the reasons why in their future reports to creditors.

11 ESTIMATED OUTCOME FOR CREDITORS

11.1 In order to assist the various classes of creditors in assessing the quantum of any dividend which may or may not be payable to them, we have produced an Estimated Outcome Statement. This is attached at Appendix G.

11.2 The Estimated Outcome Statement assumes the following:

a) That asset realisations are in line with those estimated at Appendix B;
b) That the Joint Administrators' fees are approved and is not exceeded; and
c) That the expenses of the administration are as set out in the Statement of Likely Expenses at Appendix F and are not exceeded.

11.3 In summary:

- Secured creditors – Until such time as an offer for the assets is received which is capable of being completed, it remains uncertain whether the Secured Creditors will receive a distribution. As noted in the report, sale negotiations are ongoing and creditors will be notified of the outcome in the next report.
- Preferential creditors – Due to the level of the Secured Creditor debts and the limited floating charge assets available it is not anticipated that there will be sufficient realisations to facilitate a distribution to this class of creditor.
- Secondary Preferential creditors – it is not anticipated that there will be sufficient realisations to facilitate a distribution to this class of creditor.
- Unsecured creditors – it is not anticipated that there will be sufficient realisations to facilitate a distribution to this class of creditor.

11.4 The Company recorded its financial information in US Dollars ($), therefore, the Joint Administrators have prepared the EFP on the same basis. Creditor balances received in Sterling (£) have been converted to US Dollars using the Bank of England exchange rate of 1.2815 as at 10 July 2023.

12 RELEASE OF ADMINISTRATORS FROM LIABILITY

12.1 As soon as all outstanding matters in the Administration have been attended to it is anticipated that we will file a notice with the Registrar of Companies in order that the Administration will cease and the Company will move automatically to dissolution.

12.2 The appointment of the Joint Administrators will cease as soon as this notice is issued.

12.3 It is for the creditors to fix the date upon which the Joint Administrators are discharged from liability in respect of any action of theirs during the Administration. The Joint Administrators are not seeking a resolution from creditors in relation to their discharge from liability at this stage. Creditors will be contacted in this regard at the appropriate time.

Should you have any queries or require any further clarification please contact Sidhra Qadoos at my office, in writing. Electronic communications should also include a full postal address.

for and on behalf of
WEJO LTD

ANDREW POXON
JOINT ADMINISTRATOR

Andrew Poxon is authorised to act as an insolvency practitioner in the UK by the Institute of Chartered Accountants in England and Wales under office holder number 8620 and Hilary Pascoe is authorised to act as an insolvency practitioner in the UK by the Institute of Chartered Accountants in England & Wales under office holder number 27590

The affairs, business and property of the Company are being managed by the Joint Administrators, who act as agents of the Company without personal liability.

APPENDIX A

JOINT ADMINISTRATORS' STATEMENT OF PROPOSALS

It is proposed that:

1. The Joint Administrators continue to manage the business, affairs and property of the Company in such a manner as they consider expedient with a view to achieving the statutory purposes of the Administration.

2. If appropriate, the Joint Administrators take any action they consider necessary with a view to the approval of a Company Voluntary Arrangement ("CVA") or Scheme of Arrangement in relation to the Company.

3. If appropriate, the Joint Administrators file a notice with the Registrar of Companies in order that the Administration will cease and the Company will move automatically into Creditors' Voluntary Liquidation ("CVL"). It is further proposed that that the Joint Administrators in office at the date of conversion to CVL will become the Joint Liquidators of the Company, and that where Joint Liquidators are proposed any act required or authorised to be done by the Joint Liquidators may be exercised by both or either of them. NB. Creditors may nominate a different person as the proposed Liquidator, provided that the nomination is made after receipt of these proposals and before the proposals are approved.

4. Alternatively, if appropriate, the Joint Administrators apply to Court under Para 65(3) of Schedule B1 to the Insolvency Act 1986 (as amended) for permission to make a distribution to the unsecured creditors within the Administration.

5. In the event that there are no monies remaining to be distributed to creditors and as soon as all matters relating to the Administration have been completed, the Joint Administrators file a Notice with the Registrar of Companies that the Company should be dissolved.

6. The Joint Administrators investigate and, if appropriate, pursue any claims that they or the Company may have against any directors or former directors, other third parties, officers or former officers, advisers or former advisers of the Company.

7. The Company may be placed into compulsory liquidation in circumstances where assets are still to be realised or investigations concluded yet there will be no return to unsecured creditors. In these circumstances it is further proposed that the Joint Administrators in office at the date of conversion to compulsory liquidation will become the Joint Liquidators of the Company, and that where Joint Liquidators are proposed any act required or authorised to be done by the Joint Liquidators may be exercised by both or either of them..

8. The Joint Administrators shall do all such other things and generally exercise all of his powers as contained in Schedule 1 of the Insolvency Act 1986, as he considers desirable or expedient to achieve the statutory purpose of the Administration.

APPENDIX B

ESTIMATED FINANCIAL POSITION AS AT 10 JULY 2023

		Notes	Book Value $	In Administration $
Assets subject to Fixed Charge				
	Goodwill/Investment Shareholding	1	Nil	Uncertain
	Intangible Assets: Intangible Assets, Development Expenditure, Patents, Licences, Trademarks Data	2	7,205,272	Uncertain
			7,205,272	Uncertain
Less:	Glas Americas	3	(15,500,000)	(15,500,000)
Less:	Securis	4	(39,000,000)	(39,000,000)
Surplus/(Shortfall) to Secured Creditors			(47,894,728)	(54,500,000)
Assets subject to Floating Charge				
	Tangible Assets	5	452,535	15,000
	Debtors	6	14,835,976	Nil
	DLA	7	Nil	Uncertain
			15,288,511	15,000
Amount Available to Preferential Creditors			15,288,511	15,000
Amount due to Preferential Creditors				
	Preferential Creditors - Employee	8	(635,490)	(635,490)
	Preferential Creditors - Employee Pensions	9	(746,480)	(746,480)
	Secondary Preferential Creditors - HMRC	10	(1,879,114)	(1,879,114)
			(3,261,084)	(3,261,084)
Surplus/(Shortfall) as per Preferential Creditors			12,027,427	(3,246,084)
Less:	Prescribed Part Fund	11	n/a	Nil
Amount Available to Unsecured Creditors			12,027,427	Nil
Est. Unsecured Creditors				
	Fixed Charge Shortfall – b/fwd	3	(47,294,728)	(54,500,000)
	Preferential Creditors Shortfall – b/fwd	4	Nil	(3,261,084)
	HMRC - Unsecured Claim	12	(626,371)	(626,371)
	HSBC - Overdrawn Balance	13	(760,895)	(760,895)
	Employee Claims	14	(1,966,329)	(1,966,329)
	Trade and Expense Creditors	15	(43,426,455)	(43,426,455)
Surplus/(Shortfall) to Unsecured Creditors			(82,047,351)	(104,541,134)

APPENDIX B (CONTINUED)

NOTES TO THE ESTIMATED FINANCIAL POSITION

All book values have been taken from the Company's latest financial information or from valuations obtained upon administration by independent valuers. It should be noted that no provision has been made for the costs and expenses of the administration.

1. Goodwill

The Company's management accounts did not attribute a value to Goodwill.

For the purposes of this estimated financial position, the estimated to realise figure has not been disclosed in order to not prejudice the sale of the property and value offered. An update will be provided to in the next report creditors.

2. Intangible Assets

The Company's management accounts for the period to 28 February 2023 attribute a net value of $7.2m.

For the purposes of this estimated financial position, the estimated to realise figure has not been disclosed in order to not prejudice the sale of the property and value offered. An update will be provided to in the next report creditors.

3. Glas

The Company granted security to Glas, as Security Agent, as security for the issue of various Loan Notes by the Company, by way of two Debentures, incorporating a Fixed and Floating Charges over the Company's assets, created on 16 December 2022 and 27 February 2023.

It is understood that the indebtedness due under the Glas' security, is estimated at c$15.5m which relates to c$10m loaned by GM plus a $2m default premium and c$3.5m being due to a private investor. The debt is likely to be subject to accruing interest and charges.

The Joint Administrators will instruct their legal advisors to provide advice in respect of validity of the security, details of which will be provided in the next report.

In the Administration scenario it is not anticipated that there will be sufficient floating charge realisations to enable a floating charge distribution.

4. Securis

The Company granted security to Securis, as Security Agent, in the form of a Security Agreement dated 8 December 2022, as security for the issue of various Loan Notes by the Company which contains fixed charges. It is understood that the funds received from Securis were received in 2021 and totalled $39m.

It is understood that Securis, as security agent, have an outstanding liability which is secured against specific assets of the Company relating to the GM Data Supply Agreement ("DSA"). We are of the understanding that GM intends to terminate

the current DSA and it will require a new DSA to be entered into on new terms with the successful bidder. It is not anticipated that any value will be attributable to the DSA and no other assets are caught under the Securis fixed charge.

On our appointment, the outstanding liability to Securis was estimated at c.$42.6m. Following the sale of the Company's Goodwill and Intangible assets (detailed below),

The Joint Administrators will instruct their legal advisors to provide advice in respect of validity of the security, details of which will be provided in the next report.

In the Administration scenario it is not anticipated that there will be sufficient floating charge realisations to enable a floating charge distribution.

5. Tangible Assets

The Company's tangible assets comprise of computer and IT equipment as well as fixtures and fittings. The Company's management accounts for the period to 28 February 2023 indicate these assets to have a book value of c.$452k. The majority of the Company's workforce was home working following the Covid-19 pandemic, and the Joint Administrators understand that the majority of IT equipment was on person and located at employee residential addresses.

The estimated to realise value represents the value attributed by our agents CAM on a forced sale basis.

6. Debtors

It is assumed that the book value, as at February 2023, relates to prepayments and intercompany debtors from other Wejo companies. It remains uncertain whether any recovery, in respect of group intercompany balances, will be recoverable.

The Joint Administrators will review the prepayments and intercompany balances due as part of their statutory investigations.

7. Directors Loan Account

A trial balance provided to the Administrators, as at 30 April 2023 records that there is a receivable DLA position in the sum of $244,415.

The Company's management accounts were not up to date as at the date of the Administrators appointment. The Group consolidated position shows an offset amount payable by one of the other group companies leaving a net positive of $9k relating to exchange rates. The Joint Administrators will investigate this matter fully and will provide an update to the creditors in future reports.

8. Preferential Creditors

The only categories of claims which have preferential status are those of employees in respect of wages and accrued holiday pay and certain pension contributions.

The company employed c150 staff on the date of appointment. All of the Company's staff were made redundant on 10 July 2023 following the Administrators appointment.

On appointment, the employees were owed arrears of pay from 1 June 2023 to 10 July 2023, as well as their accrued holiday entitlements and pension contributions for the payroll periods from January 2023 to 10 July 2023.

It is currently estimated that preferential employee claims, relating to wage arrears and accrued holiday pay, will be in the region of £495,895 ($635,490).

9. Employee Pension Claims

The Joint Administrators have been provided with a schedule of contributions for the period January 2023 to July 2023 which shows a total of £582,504 ($746,480), this figure is shown in the EFP for illustration purposes . It is understood that outstanding pension contributions relate to the months of April 2023, May 2023, June 2023 and the ten day period to 10 July 2023. Evolve have been instructed to liaise with the Company pension provider, Aviva, to confirm the level of arrears outstanding and submit the relevant claims, on behalf of the employees, to the RPS.

Based on current indications, we do not anticipate that there will be sufficient realisations to facilitate a distribution to preferential creditors.

10. Secondary Preferential Creditors

With respect to insolvencies commencing on or after 1 December 2020, HMRC will rank ahead of floating charge holders and unsecured creditors in respect of certain unpaid taxes that the relevant company collects on behalf of HMRC. These taxes are known as Priority Taxes and include:

- VAT;
- PAYE (including student loan repayments);
- Construction Industry Scheme deductions; and
- Employees' NI contributions.

The Company had received correspondence from HMRC which details a sum of £1,955,119 ($2,505,485) being due and outstanding in respect of various tax liabilities. It is anticipated that the figure stated is based upon an estimate. The Joint Administrators will liaise with HMRC and will seek confirmation as to how the claim is calculated. The claim obtained from HMRC will determine the level of Secondary Preferential claims, however, for illustrative purposes, it is anticipated that 25% of the sums due in respect of PAYE, employee's and employer's NI contributions will relate to employer's NI contributions and will rank as unsecured. The remaining sums due will rank as Secondary Preferential.

Based on current indications, we do not anticipate that there will be sufficient realisations to facilitate a distribution to secondary preferential creditors.

11. Prescribed Part

Based upon the information currently available, it is unlikely that there will be sufficient realisations in this matter to enable a prescribed part fund to be available to unsecured creditors.

12. H M Revenue & Customs –**Employers' NI and Other Taxes**

As detailed at note 9, the Company had received correspondence from HMRC which details a sum of £1,915,119 ($2,505,485) being due and outstanding in respect of various tax liabilities.

The claim obtained from HMRC will determine the level of Secondary Preferential claims, however, for illustrative purposes, it is anticipated that 25% of the sums due in respect of PAYE, employee's and employer's NI contributions will relate to employer's NI contributions and will rank as unsecured. The remaining sums due will rank as Secondary Preferential.

13. HSBC Overdrawn Balance

As discussed at 4.15 of this report, the Company's account was overdrawn at the time of the filing of the first NOIA, and this position remained at the date of appointment. Correspondence received from HSBC confirms the account to be overdrawn by £593,753 ($760,895). HSBC will rank as an unsecured creditor in respect of this sum.

14. Redundancy Payments Service /Unsecured Employee Claims

For the purposes of this report, estimated unsecured claims in respect of the employees have been taken from company information and information provide by Evolve are as follows:

	£	$
Arrears of Pay	936,820.28	1,200,535.19
Redundancy	155,860.68	199,735.46
Notice	441,715.64	556,058.59
	1,534,396.60	1,966,329.24

15. Trade and expense creditors

This figure has been taken from the Company's books and records based on the latest information available. This claim should not be regarded as an agreed amount. For the purposes of this report, creditor claims in sterling (£) have been converted to US Dollars ($).

APPENDIX B (CONTINUED)

CREDITORS LIST FOR THE ESTIMATED FINANCIAL POSITION

Name	Address					Estimated Debt ($)
47 Degrees LLC	1012 1st Ave	Suite 600	Seattle		WA 98104	493,733.08
Access Advertising Marketing & Design Limited	8th Floor	Trafford House	Chester Road	Stretford	M32 0RS	13,102.00
Active Resource (UK) Ltd	45a St Petersgate	Stockport	Cheshire		SK1 1DH	29,032.84
Adarma Limited	Quay 1	133 Fountainbridge	Edinburgh		EH3 9QG	197,103.26
Adept Corporate Services Ltd	Suite 1 Bonded Warehouse	18 Lower Byrom St	Manchester		M3 4AP	595.55
ADP International Services BV	Lylantse Baan 1	2908 LG Capelle aan den Ijssel	Netherlands			33,717.23
Agilis Lux Ltd	18 Lower Byrom St	Manchester			M3 4AP	4,645.26
All Plus Management Ltd	12th Floor No1 Spinningfields	1 Hardman Square	Manchester	Lancashire	M3 3EB	336,666.65
Amazon Web Services Inc (AWS)	410 Terry Ave North	SEATTLE			WA 98109-521	9,309,095
Amazon Web Services Inc (Marketplace)	PO Box 48023	SEATTLE			WA 98124-842	461,919.00
American Truck Associations Inc	80 M Street SE	Suite 800	Washington		DC 20003	3,600.00
Appleby	Canon's Court	22 Victoria Street	Hamilton HM 11			54,847.88
APS Group USA LLC	10 Post Office Square 8th Floor	Boston			MA 02109	95,086.85
Arbor Advisory Group (USD)	57 Greens Farms Rd	Westport			CT 06880	50,000.00

Arickx Investor Relations Consulting LLC	15087 Towering Oaks	Shelby Township			MI 48315	6,599.99
Arthur J Gallagher Insurance Brokers Ltd	67 Lombard Street	London			EC3V 9LJ	15,808.71
Atlas Technology Group LLC	50 Franisco Street Suit 203	San Francisco			CA 94133	50,000.00
Atlassian Pty Ltd	Level 6	341 George Street	SYDNEY		NWS 2000	2,573.56
Aviva Healthcare	Chilworth House	Hampshire Corporate Park	Eastleigh		SO53 3RY	-
Awakened Films LLC	324 Main Street	Madison			NJ 07940	115.94
Axon Garside & Co Ltd	10 Little Lever Street	Manchester	Lancashire		M1 1HR	22,035.00
Baker McKenzie LLP (GBP)	100 New Bridge Street	London			EC4V 6JA	7,170.57
Big X Software Ltd	Hebblethwaites	Westbrook Court	Sharrow Vale Road	South Yorkshire	S11 8YZ	124.07
Big Yellow Self Storage	1 New Elm Road	Manchester			M3 4JH	479.91
Bloomberg	731 Lexington Avenue	New York			NY 10022	14,746.25
Borassus Infotech Inc	5 Independence Way	Princeton			NJ 08540	28,275.00
Broderick Group Ltd	Alpha Point	Bradnor Road	Manchester	Lancashire	M22 4TE	232.02
Business Wire Inc.	101 California St	20th Floor	San Francisco		CA 94111	0.50
Bytes Software Services Limited	Bytes House	Randalls Way	Leatherhead	Surrey	KT22 7TW	215,279.63
Calibre One Ltd	4th Floor	Audrey House	16-20 Ely Place	London	EC1N 6SN	568,225.94
Capita Translation and Interpreting	Riverside Court	Huddersfield Road	Delph	Oldham	OL3 5FZ	1,660.47

Care IT Services Ltd T/A FXLoader	Chilbrook	31A Church Lane	Hamshire		GU34 4HD	6,110.29
CFGI LLC (USD)	1 Lincoln Street	Suite 1301	Boston		MA 02111	22,530.00
Churches Fire Security Ltd	Fire House	Mayflower Close	Chandler's Ford		SO53 4AR	122.75
Cision US Inc	PO Box 417215	Boston			MA 02241-721	5,807.16
Citi (USD)	111 Wall Street	New York			NY 10005	3,505,627.96
Clarke Willmott LLP	Burlington House	Botleigh Grange Business Park	Hedge End	Hampshire	SO30 2AF	49,690.59
Congaree River Group LLC (USD)	2000 Town Center	Suite 1800	Southfield		MI 48075	613,238.66
Corporate Traveller	Level 6	CI Tower	High Street	London	KT3 4TE	143,919.59
DAC Beachcroft	Portwall Place	Portwall Lane	Bristol	Norfolk	BS1 6NA	21,334.35
Dechert LLP	1095 Avenue of America	New York	BY		NY 10018	22,585.30
Docker	318 Cambridge Avenue	Palo Alto CA			CA 94306	60.00
E&K Communication JPN	5F Seiryuu Building	2-31-20 Ikejiri	Shinagawa-ku	Tokyo	154-0001	573.60
EBQuickstart	Building 310	6800 Burleson Road	Austin		TX 78744	108,000.00
Emtrain	1731 J Street	Suite 200	Sacramento		CA 95811	7,980.00
Enboarder	Suite 304	66-67 Newman Street	Fitzrovia	London	W1T 3EQ	29,086.45
Endeavor Business Media LLC	150 3rd Avenue South	Nashville			TN 37201	8,500.00
Ernst & Young LLP	1 More London Place	London			SE1 2AF	74,443.21

Everwell Occupational Health Ltd	Suite 1 Edwin Foden Business Centre	Moss Lane	Sandbach	Cheshire	CW11 3AE	334.98
Evox	13433 Benson Ave	Chino			CA 91710	185,000.01
Farnham Castle Intercultural Training Ltd	Farnham Castle	Castle Street	Farnham	Surrey	GU9 0AG	9,230.96
Foot Antsey LLP	Salt Quay House	4 North East Quay	Sutton Harbour	Plymouth	PL4 0BN	1,921.74
Ford Smart Mobility	Business Unit 2, Broadcast Centre	Here East	Queen Elizabeth Olympic Park	Stratford	E20 3BS	6,409.79
Forward Role (We Are FR Group Limited)	4th Floor	Croxley House	14 Lloyd Street	Manchester	M2 5ND	136,033.13
Freeman	PO Box 734596	Dallas			TX 75373-459	12,313.43
Gartner UK Limited	The Glanty	Egham	Surrey		TW20 9AH	151,857.75
Gartner UK Limited	The Glanty	Egham	Surrey		TW20 9AH	176,430.38
Gasthalter (USD)	777 Third Avenue	32nd Floor	New York		NY 10017	86,548.28
Glas Americas LLC	3 Second Street	Suite 206	Jersey City		NJ 07311	15,500,000.00
Google Ireland Ltd	Gordon House	Barrow Street	DUBLIN		D04 E5W5	84,018.57
GunnerCooke	1 Cornhill	London			EC3V 3ND	285,178.76
Halo	Halo Cheshire Ltd	55 Woodlands Drive	Chester	Cheshire	CH2 3QQ	958.08
HubSpot	One Dockland Central	Guild Street	Dublin	Co. Dublin		41,102.57
Inbox Insight Ltd	1	Exchange Square	Jewry St	Winchester	SO23 8FJ	18,949.51
Indeed	124 St. Stephen's Green	Dublin 2	Dublin	D02 C628		1,861.08

Industrials UK04 Ltd	11th Floor	Regent House	Heaton Lane	Stockport	SK4 1BS	6,862.14
Industry Dive (USD)	1255 23rd Street, NW	Suite 550	Washington		DC 20037	74,500.00
Informa, Inc.	1100 Superior Avenue	Cleveland			OH 44114-251	28,986.01
Intense Data Ltd	6 Hillmont Road	Esher	Surrey		KT10 9BA	7,689.00
Intense Data Ltd	6 Hillmont Road	Esher	Surrey		KT10 9BA	29,529.12
Interflora	Interflora House	Water Gate	Sleaford	Lincolnshire	NG34 7TB	523.63
ITS Florida	PO Box 56468	Saint Petersburg	FL 33732-6468			1,000.01
IW Group Services (UK) Ltd -- Regus Chester	1 Burwood Place	London				12,124.71
Joel O Ltd	2 Heardman Avenue	Wigan			W2 2UT	297.77
Jolly Good Web Ltd	11 Holtye Crescent	Maidstone			WN6 7AX	5,126.00
Jolly Good Web Ltd	11 Holtye Crescent	Maidstone	Kent	ME15 7DB	ME15 7DB	27,097.34
Kaplan	Kaplan Financial Limited	1st Floor	Vine House	Vine Lane	NE1 7PW	1,024.83
Kennedy Bryne Communications (USD)	400 West Cummings Park	Suite 1725 #135	Woburn		MA 01801	15,000.00
KNAV P.A.	One Lakeside Commons	Suite 850	990 Hammond Drive NE	Atlanta	GA 30328	16,000.00
KOMI Group Ltd	2D Beehive Mill	Jersy Street	Manchester	Lancashire	M4 6JG	51,157.36
KPMG	Dept 0608	PO Box 120608	Dallas		TX 75312-060	854,244.00
KPMG Law	Ganghoferstraße 29	P.O. Box 201145	80339 München			2,402.83

KPMG LLP (GBP)	15 Canada Square	London			E14 5GL	26,799.55
Lead Forensics	1000 Lakeside	North Harbour	Western Road	PORTSMOUTH	PO6 3EN	744.44
LeadiQ (USD)	548 Market St	PMB 20317	San Francisco		CA 94104-540	12,960.00
Leonard Curtis Business Rescue & Recovery	Leonard Curtis House	Elms Square	Bury New Road	Whitefield	M45 7TA	16,018.75
Linkedin Ireland Unlimited Company	Wilton Place	Dublin	Co. Dublin			194,344.58
Lucid Software Inc (USD)	0355 South Jordan Gateway	Suite 300	South Jordan		UT 84095	11,554.08
MA Business	Hawley Mill	Hawley Road	Dartford	Kent	DA2 7TJ	26,911.21
Making You Content	UseSpace	Paddock Street	Manchester	Lancashire	M12 6PN	40,422.64
Manchester Catering Company	52b Water Side House	Water Street	Radcliffe	Lancashire	M26 4DF	133.33
Manchester Removals & Storage Ltd	Unit 3	Westbrook Road	Trafford Park	Manchester	M17 1AY	1,304.45
McLean Technology Ltd	Dairy Cottage	48 Hurgill Rd	Richmond		DL10 4SZ	29,312.01
MCN Associates t/a IRIS HR Consulting	470 London Road	Slough	Berkshire		SL3 8QY	11,945.76
Mercedez Benz Connectivity Services GmbH	Industriestrasse 19-21	70565 Stuttgart				25,424.27
Metacompliance Ltd	Third Floor Old City Factory	100 Patrick St	Derry	County Londonderry	BT48 7EL	12,828.49
Microsoft Limited	Thames Valley Park	Reading	Berkshire		RG6 1WG	1,129,929.73
Miro (USD)	201 Spear Street	Suite 1100	San Francisco		CA 94105	75,000.01
MoveCorp (USD)	10300 Metric Blvd	Suite 150	Austin		TX 78758	465.01

NCC Services Limited	NCC Services Limited	XYZ Building	2 Hardman Boulevard	Spinningfields	M3 3AQ	2,553.40
NCS Moving Services (USD)	7305 Edgewater Drive	Oakland			CA 94621	440.00
Netline Corporation	900 E Hamilton Avenue	Suite 100	Campbell		CA 95008	89,949.50
New Statesman Limited	Studio 5	Salters House	156 High Street	Hull	HU1 1NQ	64,517.44
Palantir Technologies Inc	1555 Blake Street	Suite 250	Denver		CO 80202	11,000,000.00
Pax Data Ltd	78 Brompton Park Crescent	London			SW6 1SP	22,332.96
Paystream Accounting Services Limited	Mansion House	Manchester Road	Altricham	Cheshire	WA14 4RW	2,382.18
PEO Worldwide	TS2	Pinewood Business Park	Coleshill Road	Marston Green	B37 7HG	56,442.41
Perkbox Limited	50 Finsbury Square	second floor	London		EC2A 1HD	14,746.82
PitchBook Data Inc	PO Box 74008609	Chicago			IL 60674-860	30,000.00
Pozitive Energy Limited	27 The Octagon	Middlesborough	Colchester		CO1 1TG	2,221.88
PPL PRS	Mercury Place	St George Street	Leicester	Leicestershire	LE1 1QG	566.74
Product Board (USD)	612 Howard Street	4th Floor	San Francisco		CA 94105	4,833.00
Punter Southall Aspire	11 Strand	London			WC2N 5HR	2,577.60
Raffetto Herman Strategic Communications	1301 K Street	NW	Suite 220 West	Washington	DC 20005	157,430.05
ReadMe.io.Co.	445 Bush St	Ste 800	San Francisco		CA 94108	24,000.00
Regis Event Design Ltd	93 Aldwick Road	Bognor Regis	West Sussex		PO22 9QT	33,112.33

Regus Detroit (USD)	135 N.Old Woodward Ave	Suite 200	Birmingham		MI 48009	8,193.39
Regus Management Group LLC	P.O.Box 842456	Dallas	Texas		TX 75284-245	32.00
Regus Paris	72 Rue Du Faubourg	St Honore	75008 Paris			108.97
Reising Ethington (USD)	755 W. Big Beaver Road	Suite 180	Troy		MI 48084	140,303.94
Reuters (USD)	Five Canada Square Canary Wharf	London			E14 5AQ	3,812.89
Salesforce.com EMEA Ltd	Floor 26 Salesforce Tower	110 Bishopsgate	London		EC2N 4AY	2,009,382.00
SalesLoft (USD)	1180 W Peachtree Street	Suite 600	Atlanta		GA 30309	19,998.00
Sapient Ltd t/a Publicis Sapient	63 Turnmill Street	London			EC1M 5RR	29,175.27
Searchability (UK) Ltd	Linenhall House	88-90 Watergate Street	Chester	Cheshire	CH1 2LF	59,506.16
Shred It	177 Cross Street	Sale	Manchester		M33 7JQ	741.50
Smith Stone Walters	8 Ravensbourne Road	Bromley	London		BR1 1HP	14,933.31
Solar Drift Solutions Limited	Unit B	Lostock Office Park	Lynstock Way	Bolton	BL6 4SG	11,277.20
Solar Drift Solutions Limited	Unit B	Lostock Office Park	Lynstock Way	Bolton	BL6 4SG	26,799.55
Solium Capital LLC	58 South River Dr	Suite 401	Tempe		AZ 85281	10,416.65
Spring Mountain Advanced Driving School LLC	4767 S	Hwy NV-160	Pahrump		NV 89048	2,408.80
Sprout Social, Inc.	131 S. Dearborn Street	STE 700	Chicago		IL 60603	38,347.55
Stefan Mustieles Freelance SEO	44 Foxhall Way	Great Sutton			CH66 2GT	37,221.60

Stephens Smartwaste Ltd	De-Trafford Cottage	Hemifield Road	Wigan		WN2 2SY	391.87
Telecom Networks Ltd	24-26 Lever Street	Manchester	Lancashire		M1 1DZ	1,380.33
Terrapinn Holdings Ltd (USD)	Wren House	43 Hatton Gardens	London		EC1N 8EL	23,760.00
The Access Group	Armstrong Building	Oakwood Drive	Loughborough University Science & Enterprise Park	Loughborough	LE11 3QF	5,913.76
Timothy John Consulting	The Byre	Welsh Frankton	Nr. Ellesmere	Shropshire	SY12 9HL	992.59
Toyota Tsusho Corporation	Minato-ku	2-3-13	Konan	Tokyo	108-8208	25,175.30
Truth Design Consultancy Ltd	12 Tib Lane	Manchester			M2 4JB	7,250.77
Vague Ideas Limited	48 - 52 Penny Lane	Mossley Hill	Liverpool		L18 1DG	3,722.16
Varnum Law (USD)	Bridgewater Place	Post Office Box 352	Grand Rapids		MI 49504	1,391.50
ViaVid Broadcasting Corp (USD)	PO Box 93074 Caulfield Village	West Vancouver			BC V7W 3G4	803.12
Weil Gotshal & Manges (London) LLP	110 Fetter Lane	London			EC4A 1AY	8,245,856.18
WorkBoard, Inc	487 Seaport Ct 100	Redwood City			CA 94063	90,000.00
Workday	Kings Building	152-155 Church St (May Lane entrance)	Dublin	Co. Dublin		222,626.11
Workiva UK Limited	1st Floor West Davidson House	Forbury Square	Reading	Berkshire	RG1 3EU	31,200.00
Xebia sp. z o.o. (PGS Software)	ul. Sucha 3	50-086 Wroclaw	Poland			250,313.64
York Graphic Services Co.	3650 West Market Street	York			PA 17404	6,050.00

YourTab Ltd	Paulton House	Old Mills	Paulton	Bristol	BS39 7SX	4,965.09
HM Revenue & Customs	Enforcement & Insolency Service (EIS)	Durrington Bridge House	Barrington Road	Worthing	BN12 4SE	2,505,485.00
Manchester City Council	PO Box 3	Manchester			M15 5BA	1.00
Allied London Quay Street Two Limited	C/O Allied London, Suite 1, Bonded Warehouse	18 Lower Byrom Street	Manchester		M3 4AP	1.00
Redundancy Payments Office	PO Box 16685	Birmingham			B2 2LX	-
Securis Investment Partners LLP	12th Floor Heron Tower	110 Bishopsgate	London		EC2N 4AY	39,000,000.00
HSBC	1 Centernary House	Birmingham				760,895.44
Adam Edwards						-
Adrian Balchin						-
Estimated Pensions Claims						746,480.16
147 Employees with preferential claims						635,490.04
147 employees with unsecured claims						1,966,329.24
Total						104,541,133.50

APPENDIX C

SUMMARY OF JOINT ADMINISTRATORS' RECEIPTS AND PAYMENTS FROM
10 JULY 2023 TO 31 AUGUST 2023

	Statement of Affairs £	Received to 31 August 2023 £
RECEIPTS		
None		-
		Nil
PAYMENTS		
None		-
		Nil
BALANCE IN HAND		Nil

APPENDIX D

SUMMARY OF JOINT ADMINISTRATORS' PRE-ADMINISTRATION COSTS

	Total Units	Cost £	Average Hourly Rate £
Financial assessment	123	7,641.30	621.24
Strategy & purpose evaluation	3,454	227,171.30	657.70
Preparation of documents	58	1,988.20	342.79
Administrative set up	34	1,182.40	347.76
Chargeholder	25	1,720.00	688.00
Total	3,694	239,703.20	
Average Hourly Rate (£)		648.90	

All Units are 6 minutes

APPENDIX D (CONTINUED)

DETAILED ANALYSIS OF PRE-ADMINISTRATION COSTS

Financial Assessment

Time recorded to this category of work has involved:

- Downloading, reviewing and collating the Company's financial information and trial balances;
- Preparing and updating the Estimated Outcome Statement ("EOS") to ascertain whether the proposed purpose of Administration is achievable;
- Preparing a detailed comparative EOS to compare offers received pre-appointment;
- Reviewing critical payments;
- Reviewing mounting creditor pressure on a daily basis;
- Daily calls with the Company's management board in order to keep the Company's financial position under review.

Strategy & Purpose Evaluation

Time recorded to this category of work has involved:

- Completing an online search of the Company;
- Internal discussions with regards the case strategy for the purpose of Administration;
- Liaising with the Company to obtain statutory and management accounts;
- Attending calls with the Company's board and advisors for the wider group;
- Daily calls with instructed Solicitors, LC Legal, to obtain ongoing legal advice in respect of the Board's duties;
- Liaising with the Company's instructed marketing agent ATG, in respect of interest received and prospective offers;
- Attending regular calls with interested parties, advisors and their investors;
- Instructing valuation agents to undertake a valuation of the Company's intangible assets;
- Attending daily calls with employees following stand down of staff to provide updates;
- Attending numerous calls with key stakeholders including GM and Securis and their legal representatives;
- Liaising with the Directors and Management with regards to the proposed Administration and the proposed strategy for appointment stage;
- Liaising with instructed third party agents, CAM and Hilco in respect of the asset valuations;
- Dealing with creditor queries following the filing of the first NOIA and subsequent updates;
- Attending regular calls with the Company's executive team to ascertain key measures required to preserve the assets of the Company.

Preparation of Documents

Time recorded to this category of work has involved:

- Collating information and documentation from the Directors and the Company to ascertain an understanding of the Company's financial position;
- Liaising and corresponding with the Directors of the Company to obtain further information for inclusion in the pre-appointment documentation to be prepared;
- Liaising with and providing information to LC Legal for inclusion in the NOIA and NOA;

- Setting up dedicated mailboxes for employee and creditor queries;

Administrative Setup

Time recorded to this category of work has involved:

- Case set up on internal systems; and
- Filing of pre-appointment information and statutory notices on the Administrators document management system.

Chargeholder

Time recorded to this category of work has involved:

- Formal correspondence with the Company's chargeholders in respect of the NOI's and NOA.

APPENDIX E

JOINT ADMINISTRATORS' TIME INCURRED TO 25 AUGUST 2023

	Total Units	Cost £	Average Hourly Rate £
Statutory and Review	20	1,075.80	537.90
Receipts and Payments	19	685.90	361.00
Insurance, Bonding and Pensions	50	2,038.30	407.66
Assets	1,012	67,584.00	667.83
Liabilities	1,635	69,374.80	424.31
Landlords	9	332.10	369.00
General Administration	315	16,431.60	521.64
Appointment	241	9,076.60	376.62
Planning and Strategy	177	12,177.60	688.00
Post Appointment Creditor Decisions	590	26,066.50	441.81
Investigations	10	432.80	432.80
Pension Review	2	137.60	688.00
Total	4,080	205,413.60	
Average Hourly Rate (£)		503.46	

All Units are 6 minutes

APPENDIX F

JOINT ADMINISTRATORS' STATEMENT OF LIKELY EXPENSES

Standard Expenses

Type	Description	Amount £
Bond Fee	Insurance bond	10.00
Document Hosting	Hosting of documents for creditors.	70.00
Software Licence Fee	Case management system licence fee.	87.00
Statutory Advertising	Advertising	95.85
Storage Costs	Storage of books and records	250.00
Post redirection	Redirection of post	237.00
Postage Costs	Cost of postage	3,000.00
	Total standard expenses	3,749.85

Case Specific Expenses

Type	Description	Amount £
Agents' Fees	Costs of valuing and realising assets	5,000.00
Employment Agent Fees	ERA Work and Review of Pension Scheme	9,000.00
Payroll Agent Fees	Cost of downloading and providing payroll data, processing RTI submissions for May 2023 and processing P45s in respect of UK Employees	1,611.25
Legal Fees	Costs of appointed solicitors	76,440.00
Marketing Agent Fees	Assistance in marketing the Company's business and assets for sale	10% of Realisations or Fixed Fee
Consultium Property Limited ("CAPA")	Property audit to identify nondomestic rates refund	25% of Realisations
	Total case specific expenses	92,051.25

APPENDIX G

ESTIMATED OUTCOME STATEMENT

	Secured - Glas $'000	Secured - Securis $'000	Preferential $'000	Secondary Preferential $'000	Unsecured $'000
Amount estimated to be available to class of creditor	Uncertain	Uncertain	Nil	Nil	Nil
Amount due to creditor per Appendix B	15,500	39,000	1,382	1,879	46,780
Estimated dividend rate (as a %)	Uncertain	Uncertain	Nil	Nil	Nil

APPENDIX H

LEONARD CURTIS POLICY REGARDING FEES AND EXPENSES

The following Leonard Curtis policy information is considered to be relevant to creditors:

Staff Allocation and Charge Out Rates

We take an objective and practical approach to each assignment which includes active director involvement from the outset. Other members of staff will be assigned on the basis of experience and specific skills to match the needs of the case. Time spent by secretarial and other support staff on specific case related matters, e.g. report dispatching, is not charged.

> Where it has been agreed by the appropriate body of creditors that the office holders' remuneration will be calculated by reference to the time properly given by the office holders and their staff in attending to matters as set out in a fees estimate, then such remuneration will be calculated in units of 6 minutes at the standard hourly rates given below. In cases of exceptional complexity or risk, the insolvency practitioner reserves the right to request and obtain authority from the appropriate body of creditors that their remuneration on such time shall be charged at the higher complex rates given below.

The following hourly charge out rates apply to all assignments undertaken by Leonard Curtis:

	6 Jan 2014 onwards		1 Aug 2019 onwards		1 March 2021 onwards	
	Standard	Complex	Standard	Complex	Standard	Complex
	£	£	£	£	£	£
Director	450	562	525	656	550	688
Senior Manager	410	512	445	556	465	581
Manager 1	365	456	395	494	415	518
Manager 2	320	400	345	431	365	456
Administrator 1	260	325	280	350	295	369
Administrator 2	230	287	250	313	265	331
Administrator 3	210	262	230	288	245	306
Administrator 4	150	187	165	206	175	219
Support	0	0	0	0	0	0

In respect of assignments pre-dating 1 March 2022, office holders' remuneration may include costs incurred by the firm's in-house legal team, which may be used for non-contentious matters pertaining to the insolvency appointment.

Use of Associates

We are required to disclose to those responsible for approving our remuneration whether any payments we intend to make from an insolvency estate are to Associates of Leonard Curtis (LC). The term "Associate" is defined in s435 of the Insolvency Act 1986, but we are also required to consider the substance or likely perception of any association between the appointed insolvency practitioner, their firm (LC) or an individual within the firm and the recipient of a payment. Payments to Associates are subject to the same level of approval as the office holder's fees and category 2 expenses (see table on the next page for further details).

Leonard Curtis Legal Limited (LC Legal) are part of the Leonard Curtis group; as such they are an "Associate" of LC. Where LC Legal are instructed to assist an office-holder in a particular matter from 1 March 2022 onwards, details of their proposed costs will be provided to creditors and specific approval for payment will be sought.

Additionally, Pelstar Limited (Pelstar) provides insolvency case management software and document hosting facilities to LC. Until 31 December 2022, LC employed an individual who is married to a director

of Pelstar, and as such, whilst not meeting the legal definition of "Associate", we were aware that there was a perceived association between LC and Pelstar and specific approval of their costs were sought accordingly. As this individual is no longer employed by LC, this is no longer required and Pelstar costs invoiced with effect from 1 January 2023 will be paid without prior approval.

Use of Professional Advisors

Details of any professional advisor(s) used will be given in reports to creditors. Unless otherwise indicated the fee arrangement for each is based on hourly charge out rates, which are reviewed on a regular basis, together with the recovery of relevant disbursements.

The choice of professional advisors is based around a number of factors including, but not restricted to, their expertise in a particular field, the complexity or otherwise of the assignment and their geographic location.

Use of Subcontractors

Where we subcontract out work that could otherwise be carried out by the office holder or his/her staff, this will be drawn to the attention of creditors in any report which incorporates a request for approval of the basis upon which remuneration may be charged. An explanation of why the work has been subcontracted out will also be provided.

Categorisation of Expenses

We are required to provide creditors with an estimate of the expenses we expect to be incurred in respect of an assignment and report back to them on actual expenses incurred and paid in our periodic progress reports. There are two broad categories of expenses: standard expenses and case specific expenses. These are explained in more detail below:

a) Standard Expenses – this category includes expenses which are payable in order to comply with legal or regulatory requirements and therefore will generally be incurred on every case. They will include:

<table>
<tr><th>Type</th><th>Description</th><th>Amount</th></tr>
<tr><td>AML checks via Smartsearch</td><td>Electronic client verification in compliance with the Money Laundering, Terrorist Financing and Transfer of Funds (Information on the Payer) Regulations 2017</td><td>£5.00 plus VAT per search

Note that with effect from 1 April 2021, these costs are no longer recovered from the estate.</td></tr>
<tr><td>Bond / Bordereau fee via AUA Insolvency Services</td><td>Insurance bond to protect the insolvent entity against any losses suffered as a result of the fraud or dishonesty of the IP</td><td>£10.00 to £1,200.00 dependent on value of assets within case</td></tr>
<tr><td>Company searches via Companies House</td><td>Extraction of company information from Companies House</td><td>£1.00 per document unless document can be accessed via the free service</td></tr>
<tr><td>Document hosting via Pelstar Limited</td><td>Hosting of documents via a secure portal for access by creditors/shareholders. Costs are charged per upload plus VAT and are generally dependent upon the number of creditors. The costs are commensurate with those charged by other providers of comparable services.</td><td><table><tr><th>Type</th><th>First 100</th><th>Every addtl 10</th></tr><tr><td>ADM</td><td>£14.00</td><td>£1.40</td></tr><tr><td>CVL</td><td>£7.00</td><td>£0.70</td></tr><tr><td>MVL</td><td>£7.00</td><td>£0.70</td></tr><tr><td>CPL</td><td>£7.00</td><td>£0.70</td></tr><tr><td>CVA</td><td>£10.00</td><td>£1.00</td></tr><tr><td>BKY</td><td>£10.00</td><td>£1.00</td></tr></table></td></tr>
</table>

		IVA: £10 p.a. or £25 for life of case
Software Licence fee hosting via Pelstar Limited	Payable to software provider for use of case management system. The costs are commensurate with those charged by other providers of comparable services.	£87.00 plus VAT per case
Postage via Royal Mail or Postworks	Cost of posting documents which are directly attributable to a case to external recipients	Calculated in accordance with applicable supplier rates and dependent on the number of pages and whether the document is sent by international, first or second class post.
Post re-direction via Royal Mail	Redirection of post from Company's premises to office-holders' address	0-3 months £216.00 3-6 months £321.00 6-12 months £519.00
Statutory advertising via advertising agents	Advertising of appointment, notice of meetings etc. - London Gazette - Other	£91.80 - £102.00 plus VAT per advert Dependent upon advert and publication
Storage costs	Costs of storage of case books and records	£5.07 plus VAT per box per annum plus handling charges

b) Case-specific expenses – this category includes expenses (other than office-holders' fees) which are likely to be payable on every case but which will vary depending upon the nature and complexity of the case and the assets to be realised. They will include but may not be restricted to:

Type	Description	Amount
Agents' fees	Costs of appointed agents in valuing and realising assets	Time costs plus disbursements plus VAT
Debt Collection fees	Costs of appointed debt collectors in realising debts	Generally agreed as a % of realisations plus disbursements plus VAT
Legal fees	Costs of appointed solicitors. Will generally comprise advice on validity of appointment, drafting of sale contracts, advice on retention of title issues and advice on any reviewable transactions. Where the solicitor appointed is LC Legal, any fee payable for work completed is classed as a payment to an associate and requires specific creditor / committee approval as detailed above.	Time costs plus disbursements plus VAT
Other expenses	See Category 1 and 2 expenses notes below	See Category 1 and 2 expenses notes below

Please note that expenses are generally categorised as Category 1 or Category 2:

a) Category 1 expenses: These are payments to independent third parties providing the service to which the expense relate. These may include, for example, advertising, external room hire, storage costs, postage costs, telephone charges, travel expenses (excl. mileage), and equivalent costs reimbursed to the office holder or his or her staff. Category 1 expenses may be paid without prior approval.

b) Category 2 expenses: These are costs that are directly referable to the appointment in question, but not paid to an independent third party. They may include costs which have an element of shared cost. The following items of expenditure are recharged on this basis and are charged at HMRC approved rates:

Business mileage	45p per mile

Payments to Associates (as defined above) are categorised by LC in the same way as Category 2 expenses. Category 2 expenses and payments to Associates may only be drawn if they have been approved in the same manner as an office holder's remuneration.

APPENDIX I

Insolvency (England and Wales) Rules 2016
Rule 14.4

Proof of Debt – General Form
Relevant date: 10 July 2023

claims.manchester@leonardcurtis.co.uk
quoting ref: WB58K/SQ/PROOF

Name of Company in Administration:	Wejo Ltd
Company registered number:	08813730
1. Name of creditor (if a company, provide registration number)	
2. Correspondence address of creditor (including email address)	
3. Total amount of claim (£) at relevant date (include any Value Added Tax)	
4. If amount in 3 above includes outstanding uncapitalised interest, state amount (£)	
5. Details of how and when the debt was incurred (if you need more space attach a continuation sheet to this form)	
6. Details of any security held, the value of the security and the date it was given	

7. Details of any reservation of title claimed in respect of goods supplied to which the debt relates	
8. Details of any document by reference to which the debt relates	
9. Signature of creditor (or person authorised to act on the creditor's behalf)	
10. Date of signing:	
11. Address of person signing (if different from 2 above)	
12. Name in BLOCK LETTERS	
13. Position with, or relation to, creditor	

Notes:

1. There is no need to attach them now but the office-holder may ask you to produce any document or other evidence which is considered necessary to substantiate the whole or any part of the claim, as may the chairman or convenor of any qualifying decision procedure.

2. This form can be authenticated for submission by email by entering your name in block capitals and sending the form as an attachment from an email address which clearly identifies you or has been previously notified to the office-holder. If completing on behalf of the company, please state your relationship to the company.

3. Please e-mail completed form to:

   claims.manchester@leonardcurtis.co.uk quoting ref: WB58K/SQ/PROOF